Exhibit 10.1

LEASE AGREEMENT

by and between

BEDMINSTER 2 FUNDING, L.L.C.

Landlord

and

AMARIN PHARMA INC.

Tenant

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The mailing, delivery or negotiation of this Lease shall not be deemed an offer to enter into any transaction or to enter into any relationship, whether on the terms contained herein or on any other terms. This Lease shall not be binding, nor shall either party have any obligations or liabilities or any rights with respect thereto, or with respect to the premises, unless and until both parties have executed and delivered this Lease. Until such execution and delivery of this Lease, either party may terminate all negotiation and discussion of the subject matter hereof, without cause and for any reason, without recourse or liability.

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated as of the 8th day of May, 2013, by and between BEDMINSTER 2 FUNDING, LLC, a New Jersey limited liability company (“Landlord), and AMARIN PHARMA INC., a Delaware corporation (“Tenant”).

ARTICLE I

BASIC LEASE PROVISIONS; DEFINITIONS

1.1 Additional Rent: as defined in Section 4.2.

1.2 Anticipated Delivery Date: April 1, 2013.

1.3 Base Rent:

Lease Years	Annual Base Rent	Monthly Base Rent	Base Rent Per Rentable Square Foot
1	$672,384.50	$56,032.04	$26.50
2	$685,071.00	$57,089.25	$27.00
3	$697,757.52	$58,146.46	$27.50
4	$710,444.04	$59,203.67	$28.00
5	$723,130.56	$60,260.88	$28.50

1.4 Base Year: Calendar Year 2013

1.5 Broker: None

1.6 Building: a two (2) story building containing an agreed upon 32,220 (thirty two thousand, two hundred twenty) square feet of total rentable area as of the date hereof and located at 1430 Route 206, Bedminster, New Jersey.

1.7 Building Common Areas: those interior areas of the Building devoted to corridors, elevator foyers, rest rooms, mechanical rooms, janitorial closets, electrical and telephone closets, vending areas, property management offices and lobby areas (whether at ground level or otherwise), and the like, as well as those exterior portions of the Property including parking areas, access driveways, roadways, sidewalks, plazas, landscaped areas, traffic lights, storm drainage facilities, sanitary sewer, domestic and fire water systems, fire protection installations, electric power and telephone cables and lines and other utility connections, facilities and other similar improvements (above and below ground), and such other areas and facilities which now exist or may hereafter be constructed in, on, or upon the Building or the Land which are intended for the common use or benefit of tenants and occupants of the Building and their respective employees, but specifically excluding any Complex Common Areas.

1.8 Building Holidays: The following days: Sundays, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day; any holidays celebrated by the State of New Jersey or the federal government; and any days prior or subsequent to such holidays which are commonly designated as non-business days by employers in the Geographic Area (as hereinafter defined) - (for example, the Friday after Thanksgiving; Friday, when Christmas falls on a Thursday; etc.), provided however, if the State of New Jersey and the federal government observe the same holiday on different days, Landlord shall designate one of such days as the holiday observed and that a legal holiday with respect to services Landlord is obligated to provide hereunder shall be the legal holidays observed by union of the Building employees performing such service.

1.9 Building Hours: 8:00 a.m. to 6:00 p.m., Monday through Friday (excluding Building Holidays), and such additional hours, if any, as Landlord may from time to time designate at its sole discretion.

1.10 Building Structure and Systems: as defined in Section 8.1.

1.11 Commencement Date: April 1, 2013.

1.12 Common Areas: the Building Common Areas and the Complex Common Areas, collectively. Landlord shall make no changes to the Common Areas that, in more than a de minimis way, affect Tenant’s use or occupancy of the Premises or permanently block or interfere with Tenant’s means of ingress or egress to and from the Premises.

1.13 Complex: a three-building office park consisting of: 1400 State Highway 206, a 15,000 square foot, two-story building; 1420 State Highway 206, a 40,798 square foot, two-story building; and 1430 State Highway 206, a 32,220 square foot, two-story building, presently known as Bedminster Executive Park.

1.14 Complex Common Areas: those areas within the Complex (other than Building Common Areas) that are, from time to time, designated by Landlord (and/or the owners of any other portions of the Complex, if applicable), for the use or benefit in common by all tenants and occupants of the Complex and their respective employees. Such areas shall include, without limitation, parking areas, access driveways, roadways, sidewalks, plazas, landscaped areas, traffic lights, storm drainage facilities, sanitary sewer, domestic and fire water systems, fire protection installations, electric power and telephone cables and lines and other utility connections, facilities and other similar improvements (above and below ground), and other similar areas and facilities which now exist or may hereafter be constructed in, on or upon the Complex.

1.15 Default Interest Rate: a rate of interest equal to the rate per annum which is three (3) percentage points higher than the prime rate published in the Money Rates section of the Wall Street Journal, Northeast Edition, but in no event shall such rate exceed the maximum legal rate then allowed by applicable Legal Requirements with respect to breaches under commercial contracts.

1.16 Environmental Laws: as defined in Section 25.1(a).

1.17 Event of Default: as defined in Section 19.1.

1.18 Expiration Date: 6:00 p.m. on March 31, 2018, subject to earlier termination of the Term as provided in this Lease.

1.19 Geographic Area: Bedminster, Far Hills, Bridgewater and Warren, New Jersey.

1.20 Guarantor(s): any person(s) or entity(ies) becoming a guarantor of Tenant’s obligations under this Lease.

1.21 Hazardous Materials: as defined in Section 25.1(a).

1.22 Insurance Requirements: all rules, regulations, orders, requirements and recommendations made by the Board of Fire Underwriters and any insurance organizations or associations with appropriate authority, and/or insurance companies insuring the Property and/or the Complex, as the same may be amended from time to time.

1.23 Land: the land upon which the Building and Building Common Areas are constructed.

1.24 Landlord’s Agents: collectively, any managing agent of the Property and/or the Complex, any Mortgagee of Landlord, and any employees, officers, directors, partners, shareholders or agents of Landlord, or of any such managing agent, or Mortgagee of Landlord.

1.25 Landlord Notice Address: Bedminster 2 Funding, LLC, c/o Advance Realty, 1430 Route 206, Suite 100, Bedminster, New Jersey 07921, Attention: COO, concurrently with a duplicate copy to Bedminster 2 Funding, LLC, c/o Advance Realty, 1430 Route 206, Suite 100, Bedminster, New Jersey 07921, Attention: General Counsel.

1.26 Landlord Payment Address: Bedminster 2 Funding, LLC, c/o Advance Realty, 1430 Route 206, Suite 100, Bedminster, New Jersey 07921, Attention: Accounts Receivable.

1.27 Lease Year: a period of twelve (12) consecutive months commencing on the Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Commencement Date is not the first day of a month, then the first Lease Year shall be extended to the last day of the month in which the first anniversary of the Commencement Date occurs, and the second Lease Year shall commence on the first day of the month following the month in which the first anniversary of the Commencement Date occurs.

1.28 Legal Requirements: all present and future laws (including, without limitation, Title III of the Americans with Disabilities Act of 1990 [the “ADA”] and the regulations promulgated thereunder), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations now or hereafter in effect, of whatever nature, of any and an federal, state, county, municipal and/or other authorities with appropriate jurisdiction over the Property or the Complex, as the same may be amended from time to time.

1.29 Mortgage: any mortgage, deed of trust or other security instrument, and any ground lease, master lease or other superior leasehold interest which may now or hereafter encumber the Property, the Complex, or any portion thereof.

1.30 Mortgagee: the holder of any Mortgage.

1.31 Operating Charges: as defined in Section 5.

1.32 Parking Permits: One hundred one (101), determined based on four (4) spaces for each 1,000 rentable square feet of space in the Premises.

1.33 Permitted Use: as defined in Section 6.1(a).

1.34 Premises: those premises containing an agreed-upon Twenty-five Thousand Three Hundred Seventy-three (25,373) square feet of rentable space, located on the first (1st) and second (2nd) floors of the Building in the area shown on Exhibit A attached hereto and made a part hereof.

1.35 Property: the Land, the Building, and any other improvements now or hereafter located on the Land, collectively.

1.36 Real Estate Taxes: as defined in Section 5.

1.37 Renewal Option: one (1) consecutive term of five (5) years, as set forth in Exhibit G attached hereto and made a part hereof.

1.38 Rent: as defined in Section 4.2(a).

1.39 Security Deposit: None.

1.40 Tenant Billing Address: Amarin Pharma Inc., 1430 US Highway 206, Suite 200, Bedminster, New Jersey 07921; Attn: Accounts payable.

1.41 Tenant Notice Address: Amarin Pharma Inc., 1430 US Highway 206, Bedminster, New Jersey 07921; Attn: John Thero.

1.42 Tenant’s Agents: any assignee or subtenant of Tenant, and any employee, agent, contractor, invitee, client, licensee, customer or guest of Tenant or any assignee or subtenant of Tenant.

1.43 Tenant’s NAICS Number:                     , as designated in the then-current Standard Industrial Classification Manual prepared and published by the Executive Office of the President, Office of Management and Budget, or any successor to such publication.

1.44 Tenant’s Proportionate Share: shall mean the agreed-upon percentage of Seventy-eight and 75/100 (78.75%) which is based upon the total number of square feet of rentable area within the Demised Premises (i.e. 25,373 rentable square feet) divided by the total number of square feet of rentable area within the Building, which is deemed to be 32,220 rentable square.

1.45 Term: as defined in Section 3.1.

1.46 Total Electrical Load: a total electrical load, within the Premises, of two (2) watts per rentable square foot of the Premises (with respect to lighting fixtures), and five (5) watts per rentable square foot (with respect to all other equipment or fixtures requiring electricity).

1.47 Utilities: as defined in Section 5.3.

ARTICLE II

PREMISES

2.1 Tenant leases the Premises from Landlord, and Landlord leases the Premises to Tenant, for the Term. In addition thereto, Tenant shall have the non-exclusive right to use the Common Areas (as the same may be designated by Landlord from time to time) during the Term, subject to and upon the terms and conditions of this Lease including, without limitation, the reasonable rules and regulations from time to time promulgated by Landlord or any managing agent of the Building or the Complex. Notwithstanding the foregoing, or any other provision of this Lease, Tenant’s non-exclusive right to use the Common Areas shall not include the right to use the roof, exterior walls, land beneath the Building, mechanical rooms, electrical closets, janitorial closets, telephone rooms, or any other portions of the Common Areas not generally made available to all tenants of the Building or the Complex (as the case may be), except to the extent specifically provided in this Lease. Notwithstanding anything herein to the contrary, Tenant may continue to use areas in the mechanical electrical closets, chases and conduits in the Building as presently used pursuant to the License Agreement and Sublease (as defined in Section 32.1).

ARTICLE III

TERM; DELIVERY OF POSSESSION; CONDITION OF PREMISES

3.1 This Lease and all of its provisions shall be in full force and effect from and after the date first above written (which date, unless otherwise expressly provided herein, shall be the date on which the last of Landlord or Tenant executes and delivers this Lease). The term of this Lease (“Term”) shall commence on the Commencement Date and shall end on the Expiration Date, unless the Term shall sooner terminate pursuant to the provisions of this Lease.

3.2 After the Commencement Date is determined, Landlord shall deliver to Tenant and Tenant shall execute a short form agreement in the form attached hereto as Exhibit D, confirming the Commencement Date, the Expiration Date and such other information reasonably requested by Landlord. In the event Tenant does not execute and return such agreement within ten (10) business days after receipt thereof, then the dates set forth in the agreement tendered by Landlord shall be deemed conclusive, and Tenant’s obligation to commence paying Rent in accordance with the terms of this Lease shall not be effected by the failure of either party to execute such certificate.

3.3 Prior to the Commencement Date, Landlord shall install new building standard carpeting and wall covering in the second floor corridor of the Building (“Base Building Work”).

3.4 The Premises are being leased to Tenant in their present, AS-IS, WHERE-IS condition and, except for the Base Building Work, Landlord shall have no responsibility to perform any alterations, decorations, additions, improvements or changes whatsoever to prepare same for Tenant’s occupancy. Except as expressly set forth herein, neither Landlord nor

Landlord’s Agents have made any representations or promises with respect to the physical condition of the Building, the Property or the Complex. Notwithstanding anything contained to the contrary herein, Tenant’s taking of possession of the Premises shall constitute Tenant’s acknowledgment that the Premises, the Building and the Complex are in good condition and that all work and materials are satisfactory.

ARTICLE IV

RENT

4.1 From and after the Commencement Date, Tenant shall pay the Base Rent in twelve (12) equal monthly installments in advance on the first day of each month, without any offset, abatement, defense, claim, counterclaim or deduction whatsoever except as expressly set forth in this Lease. If the Commencement Date is not the first day of a calendar month, then the Base Rent from the Commencement Date until the first day of the following calendar month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of the Base Rent on or before the Commencement Date. If the Expiration Date of this Lease is not the last day of a calendar month (other than by reason of Tenant’s default), then Base Rent for such month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the Lease Year in which the Lease terminates.

4.2 (a) Any item of rent, or other fee or charge owed by Tenant to Landlord hereunder, other than Base Rent, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable hereunder, shall be considered “Additional Rent” payable pursuant to this Lease, without any offset, abatement, defense, claim, counterclaim or deduction whatsoever except as expressly set forth in this Lease and shall, unless a different time period is specifically provided herein, be paid by Tenant within thirty (30) days after an invoice therefor is given to Tenant. As used herein, the term “Rent” shall mean, collectively, all Base Rent and Additional Rent.

(b) If any payment of Base Rent, Additional Rent or any other sum is not received at the Landlord Payment Address (or such other address as Landlord may designate in writing) within five (5) days after the date such payment is due hereunder (without regard to any cure period specified in Section 19.1 below) more than once in any twelve month period, then Tenant shall pay to Landlord, as Additional Rent and as an agreed-upon amount of liquidated damages and not as a penalty, a late charge equal to five percent (5%) of the amount of such payment. In addition, such late payment shall bear interest at the Default Interest Rate from the date such payment became due until the date on which Landlord receives full payment thereof (inclusive of all accrued interest thereon). Notwithstanding the foregoing, Tenant shall not be charged with the late charge or interest at the Default Interest Rate the first occasion Tenant is late with respect to such payment during not more than two (2) times in any twelve (12) month period (commencing from the Commencement Date) of the Term until Tenant has been given an additional five (5) business days’ notice and an opportunity to cure said nonpayment during said five (5) business day period and has still failed to cure the same.

4.3 Base Rent and Additional Rent are sometimes collectively referred to in this Lease as “Rent.” All sums payable by Tenant under this Lease, whether or not stated to be Base Rent, Additional Rent or otherwise, shall be paid to Landlord in legal tender of the United States at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of Rent after it shall have become due and payable hereunder shall not constitute a waiver of any of Landlord’s rights hereunder with respect to such late payment or excuse such late payment or any subsequent late payment of Rent. If any sum payable by Tenant under this Lease is paid by check and such check is returned due to insufficient funds, stop payment order, or otherwise, then such event shall be treated as a failure to pay such sum when due and, in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled to impose a returned check fee of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing same.

4.4 At any time during the Term Tenant shall, at Landlord’s option, make all payments of Base Rent and/or recurring monthly items of Additional Rent by way of monthly electronic transfer from an account designated by Tenant to an account designated by Landlord. Tenant shall complete and provide to Landlord and the financial institutions involved in said electronic transfer any and all required paperwork to effectuate this monthly transfer within thirty (30) days after request therefor by Landlord.

ARTICLE V

OPERATING CHARGES AND REAL ESTATE TAXES

5.1 (a) Commencing on January 1st following the Base Year and thereafter for the remainder of the Term, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of the amount by which Operating Charges for each calendar year following the Base Year exceed the Base Year Operating Charges (hereinafter referred to as the “Operating Charges Escalation”) falling entirely or partly within the Term. “Operating Charges” shall mean the sum of (x) all costs and expenses of any kind or nature whatsoever incurred in connection with the management, operation, maintenance, repair, replacement and cleaning of the Building, the Land and the Building Common Areas; and (y) a pro rata share of all costs and expenses of any kind or nature whatsoever incurred in connection with the management, operation, repair, replacement and cleaning of the Complex Common Areas (which pro rata share shall be determined by multiplying the amount of such costs and expenses applicable to the Complex Common Areas by a fraction, the numerator of which is the rentable square footage of the Building, and the denominator of which is the total rentable square footage of all buildings in the Complex [including the Building] which benefit from such costs and expenses). Operating Charges shall include, but not be limited to, the following: (i) premiums and other charges for such insurance as Landlord is required or permitted to carry pursuant to Section 13.4 below or by any Mortgagee, or as Landlord (or the operator of the Complex Common Areas, as applicable) may otherwise elect to carry in its sole discretion; (ii) wages and salaries of all employees engaged in the provision of the services described above, including wages and other compensation, social security, unemployment taxes, workers’ compensation insurance, disability benefits, pensions, uniforms and expenses pursuant to any collective bargaining agreements; (iii) costs of service and maintenance contracts, including, without limitation, contracts for the provision of window cleaning and other janitorial services, elevator maintenance, landscaping, snow plowing, any security services elected by Landlord (or the operator of the Complex, as applicable), and extermination; (iv) depreciation of capital expenditures made in order to reduce Operating Charges, or to comply with Legal Requirements or Insurance Requirements first applicable after the date hereof, such capital costs and expenses to be amortized over such reasonable period as Landlord shall determine, together with interest at the rate that would be paid by Landlord if it borrowed funds for such expenditures (whether or not Landlord, in fact, borrows funds therefor); (v) removal of trash, debris, snow and ice; (vi) repairs to the Building Structure and Systems; (vii) reasonable amounts paid to a managing agent, if any, whether or not such managing agent is related to Landlord, provided that such management fees shall not exceed three percent (3%) of the gross rents from the Building; (viii) amounts charged for services, materials, and supplies furnished; (ix) the cost of licenses, permits and similar governmental charges relating to the operation, repair and maintenance of the Building or the Complex in general. Notwithstanding the foregoing, Operating Charges shall not include: (1) principal or interest or other payments on any Mortgages or ground leases; (2) leasing commissions or legal fees with respect to the negotiation of leases; (3) capital improvements or replacements (or the depreciation thereof), except as permitted hereinabove; (4) the costs of special services and utilities separately paid by particular tenants of the Building or the Complex (other than as part of an operating expense-type charge similar to the charges imposed by this Section 5. 1(a)); (5) costs which are actually reimbursed by insurers or by governmental authorities in eminent domain proceedings to Landlord (net of all collection expenses incurred); (6) expenses of advertising for vacant space in the Building or the Complex; (7) the cost of improvements to individual tenants’ premises (so-called “tenant improvements”); (8) executives’ salaries above the grade of building manager; (9) amounts that Landlord has the right to be reimbursed from tenants or other third parties; (10) costs of repairs or replacements incurred by reason of fire or other casualty or condemnation; (11) costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, to the extent that such work or service is materially in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense; (12) Real Estate Taxes; (13) the cost of electricity (for other than air conditioning) furnished to the Premises or any other space leased to tenants as reasonably estimated by Landlord; (14) refinancing costs; (15) marketing costs, and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, prospective tenants or other occupants, or the sale or refinancing of the Building, or legal fees incurred in connection with this lease; (16) expenses in connection with non-Building standard services or benefits of a type which are not provided to Tenant but which are provided to other tenants or occupants of the Complex, or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building without direct charge; (17) costs incurred due to violation by Landlord or any tenant or other occupant of the terms and conditions of any lease or other rental agreement covering space in the Complex; (18) amounts paid to subsidiaries or other affiliates of Landlord (i.e., persons or companies controlled by, under common control with, or which control, Landlord) for services on or to the Complex (or any portion thereof), to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or other affiliate of Landlord; (19) bad debt expenses, payments of principal, interest, late fees, prepayment fees or other charges on any debt, rental concessions or negative cash flow guaranties, or rental payments under any ground or underlying lease or leases; (20) Landlord’s general administrative overhead expenses to the extent related to the operation of the Landlord entity as opposed to the operation of the Complex; (21) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (22) all items and services for which Tenant pays directly to third parties; (23) any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority; (24) costs for sculptures, paintings, or other art that has intrinsic value as “works of art”; (25) rentals and other related expenses incurred in the leasing of air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building; (26) costs incurred to cure any violation of, or to otherwise comply with, any laws, statutes, ordinances, codes or other governmental rules, regulations or requirements in force as of the date of this Lease; (27) any costs necessitated by or resulting from the negligence of Landlord, its agents, employees and/or independent contractors; (28) costs of installing any specialty services operated by Landlord, including, without limiting any of the forgoing, any food service, athletic facility, telecommunications facilities, public meeting rooms, art galleries, concierge, or retail facility; (29) charitable or political contributions; (30) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, or the operation of any parent, subsidiary or affiliate of Landlord, as the same are distinguished from the costs of operation of the Building; and (31) costs incurred in connection with investigating, assessing, removing, encapsulating or otherwise remediating or abating asbestos or other hazardous or toxic materials or other forms of contamination in or on the Building or on or under the real property or any part thereof (including without limitation groundwater contamination). The term “Base Year Operating Charges” shall mean those Operating Charges incurred during the Base Year (excluding extraordinary and non-recurring expense items incurred during the Base Year).

(b) If any Operating Charges pertaining to the Building or the Building Common Areas are incurred on a shared-basis with any other portion of the Complex (other than the Complex Common Areas, the Operating Charges for which are addressed above), then before Tenant’s Proportionate Share of the Operating Charges Escalation is calculated, Landlord shall first make an equitable allocation of such shared Operating Charges among the buildings of the Complex (including the Building) sharing the services, materials or other benefits of such shared Operating Charges. In addition, (i) if the average occupancy rate for the Building during any calendar year (including the Base Year) is less than ninety-five percent (95%), then Operating Charges pertaining to the Building or the Building Common Areas for such calendar year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate for the Building had been ninety-five percent (95%); and (ii) if any tenant of the Building is separately paying for (or does not require) any of the goods or services provided to tenants of the Building which are included in Operating Charges pertaining to the Building or the Building Common Areas, then the Operating Charges for such year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if Landlord had provided such goods and services.

(c) Tenant shall make estimated monthly payments to Landlord on account of Tenant’s Proportionate Share of the Operating Charges Escalation. At the beginning of the Term and at the beginning of each calendar year thereafter, Landlord may submit a statement to Tenant setting forth, on an annualized basis, Landlord’s reasonable estimate of such Operating Charges (“Estimated Operating Charges Statement”) and Tenant’s Proportionate Share of the Operating Charges Escalation for the forthcoming year. Tenant shall pay to Landlord as Additional Rent, on the first day of each month following receipt of such Estimated Operating Charges Statement, until Tenant’s receipt of any succeeding Estimated Operating Charges Statement, an amount equal to one-twelfth (1/12) of Tenant’s Proportionate Share of the Operating Charges Escalation as shown on such Estimated Operating Charges Statement. From time to time during any calendar year, Landlord may revise Landlord’s estimate of Operating Charges and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate, in which event Tenant shall pay, along with the next monthly payment due, the difference (if any) between the aggregate amount of Tenant’s estimated payments theretofore made on account of the Operating Charges Escalation during such calendar year, and the amount which would have been payable by Tenant during such calendar year had Landlord billed Tenant for the revised monthly amount for such prior elapsed months during such calendar year. Thereafter, Tenant shall pay the revised monthly estimate in accordance with the provisions of this Section 5.1(c). Within approximately one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a statement (“Annual Operating Charges Statement”) to Tenant showing (1) the amount of Operating Charges incurred during the preceding calendar year, (2) Tenant’s Proportionate Share of the Operating Charges Escalation for such calendar year, and (3) the aggregate amount of Tenant’s estimated payments made on account of the Operating Charges Escalation during such calendar year. If the Annual Operating Charges Statement indicates that the aggregate amount of such estimated payments made by Tenant exceeds Tenant’s actual liability for the Operating Charges Escalation, then provided Tenant is not in default under any provision of this Lease, Landlord shall, at Landlord’s option, either credit the overpayment toward Tenant’s next monthly payment(s) of the Operating Charges Escalation due hereunder, or promptly refund such overpayment to Tenant. If the Annual Operating Charges Statement indicates that Tenant’s actual liability for the Operating Charges Escalation exceeds the aggregate amount of such estimated payments made by Tenant, then Tenant shall pay such deficient amount to Landlord as Additional Rent within thirty (30) days after such Annual Operating Charges Statement is given to Tenant. If Landlord fails to provide the Estimated Operating Charges Statement or the Annual Operating Charges Statement by the anticipated dates provided herein, Landlord shall not be deemed to have waived its right to thereafter provide such statements.

(d) Provided Tenant has timely paid the amount set forth in the Annual Operating Charges Statement, then for a period of one hundred eighty (180) days after Tenant’s receipt of such statement, Tenant shall have the right, during regular business hours and after giving Landlord at least twenty (20) days’ advance written notice, to complete an inspection or audit, or cause an independent certified public accountant who meets the criteria set forth below to complete an inspection or audit, of Landlord’s books and records relating to Operating Charges for the immediately preceding calendar year. Such inspection or audit (hereinafter referred to as ‘‘Tenant’s Audit”) shall take place at a mutually convenient date and time, at any of Landlord’s office locations in the greater New York City metropolitan area selected by Landlord. Any independent certified public accountant who is hired by Tenant to perform Tenant’s Audit shall offer a full range of accounting services and be engaged on an hourly fee-based arrangement (i.e., not on a contingency basis or other arrangement), and Tenant shall furnish proof in advance of Tenant’s Audit that the person conducting same satisfies the foregoing criteria. Notwithstanding anything contained herein, Tenant’s Audit may not commence until Tenant and the person conducting Tenant’s Audit execute a confidentiality agreement, which shall be prepared by Landlord and be reasonably acceptable to the parties thereto, which shall provide that any information obtained by Tenant and such person as a result of Tenant’s Audit shall be treated as confidential, except in any litigation or proceeding between the parties, and except further that Tenant or such person may disclose such information to any governmental agency pursuant to any subpoena or judicial process. Tenant shall furnish to Landlord a reasonably detailed report of the results of Tenant’s Audit within ten (10) days after such audit is completed. If Landlord disagrees with the results of Tenant’s Audit then, at Landlord’s option, such disagreement shall be resolved by an independent, third-party certified public accountant jointly selected by Landlord and Tenant (whose fees shall be shared equally by Landlord and Tenant) who shall conduct an audit of such books and records and whose determination of Operating Charges shall be final and conclusive. If Tenant’s Audit, as finally determined, shows that the amounts paid by Tenant to Landlord on account of Operating Charges exceed the amounts to which Landlord is entitled hereunder, then provided Tenant is not in default under any provision of this Lease, Landlord shall, at Landlord’s option, either credit such excess toward Tenant’s next monthly payment(s) of Operating Charges due hereunder, or promptly refund such excess to Tenant. If Tenant’s Audit, as finally determined, shows that the amounts paid by Tenant to Landlord on account of Operating Charges exceed the amounts to which Landlord is entitled hereunder by more than 5%, Landlord shall reimburse Tenant for the costs of such audit. If Tenant’s Audit reveals that Tenant’s actual liability exceeds the amounts paid by Tenant to Landlord on account of Operating Charges then Tenant shall pay the deficiency as Additional Rent, together with the delivery to Landlord of the detailed report of Tenant’s Audit, as aforesaid. If Tenant does not timely notify Landlord in writing of any objection to any Annual Operating Charges Statement and thereafter complete Tenant’s Audit within one hundred eighty (180) days after receipt of the Annual Operating Charges Statement, TIME BEING OF THE ESSENCE, then Tenant shall be deemed to have waived any and all objections it may have with respect to Operating Charges for the preceding calendar year or the Annual Operating Charges Statement pertaining thereto.

5.2 (a) Commencing January 1st following the Base Year and thereafter for the remainder of the Term, Tenant shall pay, as Additional Rent, Tenant’s Proportionate Share of the amount by which Real Estate Taxes for each calendar year falling entirely or partially within the Term following the Base Year exceeds the Base Year Real Estate Taxes (hereinafter referred to as the “Real Estate Taxes Escalation”). “Real Estate Taxes” shall mean (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Property or any portion(s) thereof or Landlord’s personal property used in connection therewith, (2) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Property or any portion(s) thereof which are in the nature of or in substitution for or in addition to real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, and (3) reasonable expenses (including, without limitation, reasonable attorneys’ and consultants’ fees and court costs) incurred by or on behalf of Landlord in reviewing, protesting or seeking a refund or reduction of Real Estate Taxes, whether or not such protest is ultimately successful, or such refund or reduction is ultimately granted (Tenant hereby acknowledging and agreeing that Tenant shall not under any circumstances be entitled to appeal or otherwise contest Real Estate Taxes, such rights of appeal and contest being wholly reserved to Landlord in its sole and absolute discretion). Real Estate Taxes shall not include any transfer, excise, inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Property, unless same is imposed in substitution for any real estate taxes which constitute “Real Estate Taxes”, and shall also exclude penalties incurred by Landlord as a result of Landlord’s late payment of any Real Estate Taxes. If the Building is not fully constructed and at least ninety-five (95%) percent leased in any calendar year of the Term, including the Base Year, then Real Estate Taxes for such calendar year shall nevertheless be computed, as determined by Landlord in its reasonable discretion, as though the Building had been fully constructed and at least ninety-five (95%) percent occupied the entire calendar year. The term “Base Year Real Estate Taxes” shall mean those Real Estate Taxes incurred for the Property (or deemed to have been incurred pursuant to the immediately preceding sentence) during the Base Year.

(b) Tenant shall make estimated monthly payments to Landlord on account of Tenant’s Proportionate Share of the Real Estate Taxes Escalation. At the beginning of the Term and at the beginning of each calendar year thereafter, Landlord may submit a statement to Tenant setting forth, on an annualized basis, Landlord’s reasonable estimate of such Real Estate Taxes (“Estimated Tax Statement”) and Tenant’s Proportionate Share of the Real Estate Taxes Escalation for the forthcoming year. Tenant shall pay to Landlord as Additional Rent on the first day of each month following receipt of such Estimated Tax Statement, until Tenant’s receipt of any succeeding Estimated Tax Statement, an amount equal to one-twelfth (1/12) of Tenant’s Proportionate Share of the Real Estate Taxes Escalation as shown on such Estimated Tax Statement. From time to time during any calendar year, Landlord may revise Landlord’s estimate of Real Estate Taxes and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate, in which event Tenant shall pay, along with the next monthly payment due, the difference, if any, between the aggregate amount of Tenant’s estimated payments theretofore made on account of the Real Estate Taxes Escalation during such calendar year, and the amount which would have been payable by Tenant during such calendar year had Landlord billed Tenant for the revised monthly amount for such prior elapsed months during such calendar year. Thereafter, Tenant shall pay the revised monthly estimate in accordance with the provisions of this Section 5.2(b). Within approximately one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a statement (“Annual Tax Statement”) to Tenant, showing (1) the amount of Real Estate Taxes incurred during the preceding calendar year, (2) Tenant’s Proportionate Share of the Real Estate Taxes Escalation for such calendar year, and (3) the aggregate amount of Tenant’s estimated payments made on account of the Real Estate Taxes Escalation during such calendar year. If the Annual Tax Statement indicates that the aggregate amount of such estimated payments made by Tenant exceeds Tenant’s actual liability for the Real Estate Taxes Escalation, then provided Tenant is not in default under any provision of this Lease, Landlord shall, at Landlord’s option, either credit the overpayment toward Tenant’s next monthly payment(s) of Real Estate Taxes due hereunder, or promptly refund such overpayment to Tenant. If the Annual Tax Statement indicates that Tenant’s actual liability for Real Estate Taxes exceeds the aggregate amount of such estimated payments made by Tenant, then Tenant shall pay the deficient amount to Landlord as Additional Rent within thirty (30) days after such Annual Tax Statement is given to Tenant. If Landlord fails to provide the Estimated Tax Statement or the Annual Tax Statement by the applicable dates provided herein, Landlord shall not be deemed to have waived its right to thereafter provide such statements.

(c) In addition to Tenant’s Proportionate Share of the Real Estate Taxes Escalation, Tenant shall also be liable for any portion of the Real Estate Taxes (and not simply any increase over the Base Year Real Estate Taxes) imposed upon the Property during the Term which is attributable to improvements in the Premises or the Property constructed by or on behalf of Tenant or at Tenant’s expense and for which the taxing authority has assigned an increase in valuation in computing the assessed valuation of the Property above the building standard valuation (“Extra Taxes”). Tenant shall pay to Landlord as Additional Rent 100% of the amount of such Extra Taxes within thirty (30) days after issuance of an invoice therefor or, at Landlord’s option, such Extra Taxes may be included as a component of the Estimated Tax Statement and Annual Tax Statement, and paid pursuant to Section 5.2(b) above.

5.3 (a) Commencing January 1st following the Base Year and thereafter for the remainder of the Term, Tenant shall pay, as Additional Rent, Tenant’s Proportionate Share of the amount by which the costs of electricity, water and any other utilities not separately billed or metered to any tenants in the Building or the Complex, as applicable, and the cost of fuel (gas, oil or other) used in heating, ventilating and air-conditioning all portions of the Building including all rentable square footage therein (hereinafter collectively referred to as the “Utilities”) for each calendar year falling entirely or partially within the Term following the Base Year exceeds the Base Year Utilities (hereinafter referred to as the “Utilities Escalation”). If the Building is not fully constructed and at least ninety-five (95%) percent leased in any calendar year of the Term, then the Utilities for such calendar year shall nevertheless be computed, as determined by Landlord in its reasonable discretion, as though the Building had been fully constructed and at least ninety-five (95%) percent occupied the entire calendar year. The term “Base Year Utilities” shall mean those Utilities incurred for the Property (or deemed to have been incurred pursuant to the immediately preceding sentence) during the Base Year.

(b) If any Utilities pertaining to the Building or the Building Common Areas are incurred on a shared-basis with any other portion of the Complex, then before Tenant’s Proportionate Share of the Utilities Escalation is calculated, Landlord shall first make an equitable allocation of such shared Utilities among the buildings of the Complex (including the Building) sharing the services, materials or other benefits of such shared Utilities.

(c) Tenant shall make estimated monthly payments to Landlord on account of Tenant’s Proportionate Share of the Utilities Escalation. At the beginning of the Term and at the beginning of each calendar year thereafter, Landlord may submit a statement to Tenant setting forth, on an annualized basis, Landlord’s reasonable estimate of such Utilities (“Estimated Utilities Statement”) and Tenant’s Proportionate Share of the Utilities Escalation for the forthcoming year. Tenant shall pay to Landlord as Additional Rent on the first day of each month following receipt of such Estimated Utilities Statement, until Tenant’s receipt of any succeeding Estimated Utilities Statement, an amount equal to one-twelfth (1/12) of Tenant’s Proportionate Share of the Utilities Escalation as shown on such Estimated Utilities Statement. From time to time during any calendar year, Landlord may revise Landlord’s estimate of Utilities and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate, in which event Tenant shall pay, along with the next monthly payment due, the difference, if any, between the aggregate amount of Tenant’s estimated payments theretofore made on account of the Utilities Escalation during such calendar year, and the amount which would have been payable by Tenant during such calendar year had Landlord billed Tenant for the revised monthly amount for such prior elapsed months during such calendar year. Thereafter, Tenant shall pay the revised monthly estimate in accordance with the provisions of this Section 5.3(c). Within approximately one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a statement (“Annual Utilities Statement”) to Tenant, showing (1) the amount of Utilities incurred during the preceding calendar year, (2) Tenant’s Proportionate Share of the Utilities Escalation for such calendar year, and (3) the aggregate amount of Tenant’s estimated payments made on account of the Utilities Escalation during such calendar year. If the Annual Utilities Statement indicates that the aggregate amount of such estimated payments made by Tenant exceeds Tenant’s actual liability for the Utilities Escalation, then provided Tenant is not in default under any provision of this Lease, Landlord shall, at Landlord’s option, either credit the overpayment toward Tenant’s next monthly payment(s) of Utilities due hereunder, or promptly refund such overpayment to Tenant. If the Annual Utilities Statement indicates that Tenant’s actual liability for Utilities exceeds the aggregate amount of such estimated payments made by Tenant, then Tenant shall pay the deficient amount to Landlord as Additional Rent within thirty (30) days after such Annual Utilities Statement is given to Tenant. If Landlord fails to provide the Estimated Utilities Statement or the Annual Utilities Statement by the applicable dates provided herein, Landlord shall not be deemed to have waived its right to thereafter provide such statements. The audit rights described in Section 5.1(d) above shall be applicable to the Estimated Utilities Statement.

5.4 Tenant shall pay before delinquency, directly to the applicable taxing authority, any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property at the Property. In the alternative, if any such tax or fee is enacted or altered so that same is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay the amount of such tax or fee to Landlord as Additional Rent within ten (10) days after issuance by Landlord of an invoice therefor.

5.5 If the Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to Sections 5.1, 5.2 and 5.3 above for such calendar year shall be apportioned by multiplying the respective amount of Tenant’s Proportionate Share of the Operating Charges Escalation, Real Estate Taxes Escalation, or Utilities Escalation, as the case may be, thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Term, and the denominator of which is three hundred sixty (360).

5.6 Landlord reserves the right to change the accounting period for either Operating Charges, Real Estate Taxes, Utilities, or any combination of them, to each consecutive twelve (12) month period commencing on the Commencement Date or such other date as Landlord shall designate by notice to Tenant.

ARTICLE VI

USE OF PREMISES

6.1 (a) Tenant shall use the Premises solely for general, executive and administrative offices (“Permitted Use”), and for no other use or purpose. In all events, the Permitted Use shall not include: (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign government or political subdivision thereof which are entitled to any diplomatic or other form of sovereign immunity or otherwise not amenable to service of process in New Jersey; (iii) offices of any health care professionals, including, without limitation, doctors’ offices and laboratories; (iv) schools or other training facilities other than for its employees; (v) retail or restaurant uses; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vii) offices at which deposits or bills are regularly paid in person by customers; (viii) personnel agencies (excluding Tenant’s personnel or human resources department); (ix) meeting facilities open to the public; (x) office suites or business suites; and (xi) offices used for telemarketing or so-called “call” center purposes. However, the foregoing restrictions shall not be deemed in any way to limit Landlord’s right to lease other portions of the Building or the Complex to a tenant(s) of Landlord’s choice. In all events, Tenant’s use of the Premises is subject to all present and future Legal Requirement and Insurance Requirements, and covenants, conditions, restrictions and other matters of record.

(b) Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that would violate any certificate of occupancy for the Premises or the Building, or that would constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or occupant of the Building, or that would overload the plumbing or mechanical systems of the Premises or the Building, or exceed the floor load which any floor in the Premises was designed to carry, and Tenant shall not permit or suffer the emission of objectionable odors or noise. In addition, Tenant shall not use or occupy the Premises in any manner that would increase the number of parking spaces, as mandated by Legal Requirements, based upon a fully occupied Building and Complex.

(c) If any Legal Requirement necessitates obtaining an occupancy or use permit or license for the Premises or the operation of the business conducted therein, Tenant shall obtain and keep current such permit or license at Tenant’s expense, and shall promptly deliver a copy thereof, including copies of all renewals thereof, to Landlord. Tenant shall not conduct any retail sales, promotions, advertising, special events or any other business activities of any nature which are open to the general public in the Complex, whether inside or outside of the Premises, other than as expressly provided by the Permitted Use.

(d) Landlord represents that (i) there is presently a valid permanent certificate of occupancy for the Building that permits use or occupancy of the Premises for the Permitted Use, (ii) as of the date hereof, no violation exists or has been noted against the Premises, (iii) the Building and the Premises are in full compliance with all handicapped access requirements, and (iv) the Premises are free of all asbestos, asbestos-containing materials and other hazardous substances. Landlord covenants that at the time of delivery of the Premises to Tenant, the Premises will be free of material defects in materials and workmanship and in compliance with Legal Requirements and that Building Systems will be in good operating order, condition and repair.

(e) Except in the event of an emergency, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, throughout the Term of the Lease.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 (a) Tenant shall not assign or transfer (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein by operation of law or otherwise, or sublet or otherwise license or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, or mortgage, pledge, hypothecate or otherwise encumber (collectively, “encumber”) this Lease, without, in each case, obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment or encumbrance of this Lease or of all or any of Tenant’s rights hereunder or interest herein, and any attempted sublet or permission to use or occupy the Premises or any part thereof, other than strictly in accordance with this Article VII, shall be void and of no force or effect and shall constitute an immediate Event of Default hereunder. No assignment, subletting or encumbrance, or Landlord’s consent thereto, or Landlord’s collection or acceptance of rent from any assignee, subtenant or other party, shall be construed as a waiver or release of the initial named Tenant (or any prior assignees or Guarantors hereunder) from any of its or their liabilities or obligations under this Lease, and all of such parties shall remain jointly and severally primarily liable hereunder, notwithstanding anything to the contrary contained in this Lease or any guaranty of this Lease. In addition, Landlord’s consent to any proposed assignment, subletting or encumbrance shall not be construed to relieve Tenant or any permitted assignee, subtenant or other party from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment, subletting (or sub-subletting, as the case may be) or encumbrance. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any subtenant or other occupant of the Premises. For any period during which Tenant is in default hereunder, Tenant hereby authorizes each such subtenant or other occupant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as either an approval of such occupancy under this Article VII (if Tenant has theretofore failed to comply with the provisions of this Article VII) or an acceptance of such subtenant or other occupant as a tenant. Tenant shall pay to Landlord, as Additional Rent, all reasonable third-party expenses (including reasonable attorneys’ fees and accounting costs) actually incurred by Landlord in connection with Tenant’s request to assign or encumber this Lease, or sublet all or any part of the Premises, which amounts shall be paid within ten (10) days after Landlord’s written demand therefor, whether or not Landlord consents thereto.

(b) If at any time during the Term Tenant desires to assign this Lease or sublet all or part of the Premises, then Tenant shall notify Landlord at least thirty (30) days in advance (“Tenant’s Request Notice”) and advise Landlord of: the identity of the proposed assignee, or subtenant and a description of its business; the terms of the proposed assignment or subletting; the commencement date of the proposed assignment or subletting (the “Proposed Transfer Commencement Date”); if, applicable, the area proposed to be sublet (the “Proposed Sublet Space”); the most recent financial statement or other evidence of financial responsibility of such proposed assignee or subtenant; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, or sublease

(and, if any premium or other consideration is being paid; stating in reasonable detail the amount and calculation thereof). Provided that there is no continuing Event of Default, and subject to Landlord’s rights pursuant to Section 7.3 below, Landlord shall not unreasonably withhold, delay or condition its consent to a proposed assignment of this Lease or a proposed subletting of the Premises. Without limitation, Landlord may withhold such consent if, in the reasonable exercise of its reasonable judgment, it determines that:

(i) the use of the Premises pursuant to such assignment or sublease would not be in compliance with Article VI hereof; or

(ii) the proposed assignee or subtenant is not of a type and quality consistent and compatible with first-class office buildings located in the Geographic Area (and the tenants of such buildings); or

(iii) The financial condition of the proposed assignee under any such assignment or the proposed sublessee under any such sublease is not sufficient given the obligations required; or

(iv) the proposed assignee’s or subtenant’s occupancy will cause an excessive density of traffic or make excessive demands on the services, maintenance or facilities of the Building or the Common Areas; or

(v) the proposed assignee or subtenant is a tenant in the Complex at the time of Landlord’s receipt of Tenant’s Request Notice, or a party with whom Landlord or its affiliates has negotiated for the leasing of office space within the Geographic Area during the immediately preceding six (6) months and in either case Landlord has comparable space available in the Complex to lease to such party; or

(vi) it wishes to recapture the space as provided in Section 7.3.

7.2 Intentionally Omitted.

7.3 Except for the transactions identified in Section 7.9 below, Landlord shall have the right in its sole and absolute discretion to: (i) terminate this Lease in the case of any proposed assignment of this Lease; or (ii) terminate this Lease either in its entirety or only as it relates to the Proposed Sublet Space in the case of a proposed subletting of all or substantially all of the Premises; or (iii) to terminate this Lease only as it relates to the Proposed Sublet Space in the case of a proposed subletting of less than all or substantially all of the Premises for substantially the entire remaining term of this Lease. If Landlord elects to exercise its rights under this Section 7.3, it will send Tenant written notice of such termination within ten (10) business days after Landlord’s receipt of Tenant’s Request Notice. If Landlord exercises its option to terminate this Lease only with respect to the Proposed Sublet Space under clause (iii) above, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Transfer Commencement Date in the condition required pursuant to Section 22.3 hereof, at which time such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect, except that Base Rent, Additional Rent, the number of Parking Permits, and any other items which are determined on a per square foot basis shall (notwithstanding anything contained in this Lease to the contrary) be proportionately reduced, based on the amount of square footage deleted from the Premises in relation to the total square footage in the Premises immediately prior to such termination. If Landlord exercises its option under either clause (i) or clause (ii) above to terminate this Lease in its entirety, then Tenant shall tender the entire Premises to Landlord on the Proposed Transfer Commencement Date in the condition required pursuant to Section 22.3 hereof, at which time the Lease shall terminate. Notwithstanding the foregoing provisions of this Section 7.3, Landlord shall not have the right to terminate this Lease (either as to the entire Premises or the Proposed Sublet Space) in the case of an assignment or sublease under Section 7.9.

7.4 If any sublease or assignment requires that the subtenant or assignee pay any amount in excess of the rental and other charges due under this Lease (except that in the case of a sublease of less than all of the Premises, such rental and other charges shall be pro rated on a per square foot basis prior to such calculation), then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form, Tenant shall pay to Landlord, prior to (and at Landlord’s option, as a condition of) the Proposed Transfer Commencement Date, fifty percent (50%) of any such excess or other premium received by Tenant with respect to the sublease or assignment after deducting from the total amount of such excess or other premium any improvement allowances paid by Tenant to the assignee or subtenant, and any brokerage commissions and counsel fees incurred by Tenant in connection with such assignment or subletting, all such expenses to be amortized over the term of the sublease (in the case of a sublease) or over the term of this Lease (in the case of an assignment where the consideration is not paid in a lump sum and is paid over the balance of the term of this Lease. Acceptance by Landlord of any payments due under this Section 7.4 shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any assignment or sublease.

7.5 All restrictions and obligations imposed on Tenant pursuant to this Lease shall be deemed to extend to any assignee, subtenant, licensee, concessionaire or other occupant or transferee, and Tenant shall cause all such parties to comply with such restrictions and obligations. As a condition to the effectiveness of any assignment or subletting hereunder, Tenant shall deliver to Landlord prior to, and as a condition of, the Proposed Transfer Commencement Date (i) in the case of an assignment, a fully-executed assignment and assumption agreement which provides, among other things reasonably required by Landlord, that Tenant remains jointly, severally, and primarily liable hereunder; and (ii) in the case of a sublet, a fully executed sublease which provides, among other things reasonably required by Landlord, that such sublease is; (x) subject and subordinate to all the terms and provisions of this Lease; and (y) subject to the condition that if the Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise then, at Landlord’s option, in its sole and absolute discretion, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then-executory terms of such sublease.

7.6 Intentionally omitted.

7.7 If Landlord’s consent to an assignment or subletting is given, and such transaction does not become fully binding upon the parties thereto and effective within three (3) months of the Proposed Transfer Commencement Date for any reason, then Landlord’s consent to such transaction shall be deemed null and void, and Tenant’s compliance with the provisions of Section 7.1 and 7.3 shall again be necessary in the event Tenant desires to assign this Lease or sublease all or any portion of the Premises, even in connection with the same transaction as that initially proposed by Tenant in the Tenant Request Notice.

7.8 Tenant hereby indemnifies, defends and holds Landlord and Landlord’s Agents harmless from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) that may be made against Landlord and/or Landlord’s Agents based on, arising out of, or in any way relating to (directly or indirectly, in whole or in part) any assignment or encumbrance (or attempted assignment or encumbrance) of this Lease, or any subletting (or attempted subletting) of any part of the Premises including, without limitation, claims by (i) any assignee or subtenant or proposed assignee or subtenant, or (ii) any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, or any termination of this Lease by Landlord pursuant to Section 7.3 above.

7.9 Notwithstanding anything contained in this Article VII to the contrary, Landlord’s consent shall not be required pursuant to Section 7.1, Landlord shall have no right to recapture the Premises or any part thereof pursuant to Section 7.3 and no sums shall be payable to Landlord pursuant to Section 7.4 in connection with (i) transfers of stock, partnership, membership or other equity interests in Tenant, (ii) any sublease or assignment to, or occupancy by, any party directly or indirectly controlling, controlled by or under common control with Tenant or its shareholders, members or other equity-owners (“control” and its variants meaning ownership of more than fifty (50%) percent of the equity interests in the party in question); (iii) Tenant’s assignment of the Lease to any purchaser of Tenant’s business or all or substantially all of Tenant’s assets or equity interests; or (iv) an assignment of the Lease to any entity that is a successor to Tenant by merger, consolidation or other reorganization; provided that in all such cases: (x) there is no continuing Event of Default; (y) the principal purpose of such transaction is not the acquisition of Tenant’s interest in this Lease and is not made to circumvent the provisions of this Article VII, and (z) Tenant notifies Landlord of any such transaction and provides Landlord with fully executed counterparts of all relevant documents within ten (10) days after the effective date of the transaction in question. Furthermore, if Tenant is a partnership or limited liability company, as the case may be, the admission of new partners or members, the withdrawal, retirement, death, incompetency or bankruptcy of any partner or member, or the reallocation of partnership or membership interests among the partners or members shall not constitute an assignment of the Lease, provided that the principal purpose of any of the foregoing is not to circumvent the restrictions on transfers contained herein.

ARTICLE VIII

MAINTENANCE AND REPAIRS; COMPLIANCE WITH LAWS

8.1 Except as otherwise provided in this Lease, Landlord shall keep all structural portions of the Building and the Premises (which shall include but not be limited to the structural support beams, load-bearing elements, foundations, exterior and structural walls, support columns, and roof of the Building), and the mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building (collectively, the “Building Structure and Systems”), and all Common Areas, in good repair, free from leaks, and in good operating condition, and Landlord will also make repairs thereto promptly after notice from Tenant of the need for same and Landlord’s confirmation thereof. Notwithstanding any of the foregoing to the contrary, maintenance and repair of special Tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley equipment, all other fixtures furnishings and equipment of Tenant located in the Premises, as well as all Alterations (as hereinafter defined), shall be the sole responsibility of Tenant and in no event shall same be deemed to be a part of the Building Structure and Systems. Landlord shall have no the obligation to make any repairs brought about by any act or omission of Tenant or Tenant’s Agents, but shall have the right to do so, pursuant to Section 8.2 below.

8.2 Except for such items of maintenance, repair and replacement that are specifically Landlord’s obligation pursuant to Section 8.1 above, Tenant shall, at its sole cost and expense, perform all maintenance and promptly make all repairs and replacements in and to the Premises that are necessary or desirable to keep the Premises in good order, condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all Legal Requirements, Insurance Requirements, and the requirements of this Lease (including, without limitation, the provisions of Article IX pertaining to Alterations), reasonable wear and tear and damage by fire or other casualty. Without limiting the generality of the foregoing Tenant, shall at its sole cost and expense, shall perform all maintenance and promptly make all repairs and replacements to, and keep in clean, safe and sanitary condition: (i) special Tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley equipment, and all other fixtures, furnishings and equipment of Tenant located in the Premises or exclusively serving the Premises [wherever located]); (ii) any heating, air-conditioning, electrical, ventilating, plumbing or mechanical equipment or systems installed by or on behalf of Tenant exclusively serving the Premises (wherever located), or within and serving the Premises (whether or not on an exclusive basis); (iii) all interior glass, window panes (excluding Building windows) and doors, including the entrance door(s) into the Premises; and (iv) all Alterations. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building, the Property or the Complex caused by any act or omission of Tenant or Tenant’s Agents shall be repaired at Tenant’s expense, either by Tenant or by Landlord on behalf of Tenant as set forth in this Section 8.2. Notwithstanding any other section of this Lease to the contrary, Landlord shall have the right, at Landlord’s option, to make (or to cause its designated contractor or subcontractor to make): (i) any repairs which connect to or may otherwise involve interaction with the Building Structure and Systems, or require alterations to any portion of the Building outside of the Premises, or within any other portions of the Complex, or which require a building permit; (ii) any repairs to the Premises which are otherwise the responsibility of Landlord hereunder, but are caused by the act or omission of Tenant or Tenant’s Agents; and (iii) any repairs to any other part of the Building, the Property or the Complex caused by any act or omission of Tenant or Tenant’s Agents; and in any such case Tenant shall reimburse Landlord for all costs incurred in connection with such work, plus a charge of five percent (5%) for administrative cost recovery, as Additional Rent, within thirty (30) days following Tenant’s receipt of an invoice therefor. Notwithstanding anything herein, Tenant shall not clean, nor allow any window in the Premises to be cleaned, from the outside, except by Landlord’s designated contractor. Landlord covenants that at the time of delivery of the Premises to Tenant, all systems and equipment provided by Landlord that exclusively serve the Premises shall be in good operating condition and repair.

8.3 Tenant shall, in a timely manner and at its sole cost and expense, comply with all Legal Requirements and Insurance Requirements, including, without limitation, the ADA, whether foreseen or unforeseen, or ordinary or extraordinary, arising out of the particular use of the Premises by Tenant for uses other than the Permitted Use, and not required of office tenants generally, but Tenant may contest, appeal and defer compliance with the same provided that Landlord is not subject to prosecution for a criminal offense by reason of such non-compliance by Tenant. In the event any such compliance obligation requires Alterations which would connect to or otherwise involve interaction with the Building Structure and Systems, or require alterations to any portion of the Building outside of the Premises, or within any other portions of the Complex, or requires a building permit, Landlord shall have the right, but not the obligation, to perform such work, in which case Tenant shall be responsible for the cost thereof, plus a charge of five percent (5%) for administrative cost recovery, and shall reimburse Landlord, as Additional Rent for the cost thereof, within thirty (30) days following Tenant’s receipt of an invoice therefor. Notwithstanding anything contained herein, with respect to the ADA only, the parties hereby agree that: (a) Tenant shall be responsible for ADA compliance in the Premises (subject to the provisions of this Section 8.3), including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (b) Landlord may perform (as aforesaid) and Tenant shall be responsible for the cost of, or Landlord may require that Tenant perform, at its cost, ADA “path of travel” requirements triggered by improvements or Alterations in the Premises made by or on behalf of Tenant, and (c) Landlord may perform (as aforesaid), and Tenant shall be responsible for the cost of, or Landlord may require that Tenant perform, at its cost, ADA compliance in the Common Areas of the Property or the Complex necessitated as a result of the Building, the Property or the Complex in general being deemed to be a “public place of accommodation” as a result of Tenant’s particular manner of use or occupancy of the Premises and not required of office tenants generally.

8.4 Landlord agrees to perform any repairs that it is required to make with reasonable diligence under the circumstances and with reasonable efforts to avoid interference with Tenant’s use and occupancy of the Premises. All repairs to be made by Tenant pursuant to the Lease may be made by any contractor selected by Tenant so long as such contractor is reasonably satisfactory to Landlord.

ARTICLE IX

ALTERATIONS

9.1 Tenant shall not make or permit anyone to make any repairs (whether required pursuant to Section 8.2 or otherwise), alterations, decorations, additions, improvements or other changes (collectively, “Alterations”), whether structural or non-structural, interior or exterior, in or to the Premises, the Building or the Complex without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided however, Landlord shall be permitted to withhold its consent in Landlord’s sole discretion if Tenant’s

Alterations propose removing any common corridors or altering any ingress/egress conditions. Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to any decorative alteration such as painting, carpeting, wall covering and floor covering costing less than Seventy-five Thousand and 00/100 Dollars ($75,000) in the aggregate, provided that Tenant shall furnish to Landlord no less than ten (10) days’ prior written notice with respect to the performance of such decorative alteration.

9.2 (a) In addition to the provisions of Section 9.1 above, any Alterations performed by Tenant (other than decorative alterations) shall be made: (i) promptly upon Tenant’s compliance with the requirements of this Article IX, and thereafter diligently prosecuted to completion; (ii) in a good and first-class manner; (iii) using new materials only; (iv) by a contractor approved in advance by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned; (v) on days, at times and under the supervision of an engineer or architect approved in writing by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned; (vi) in accordance with plans and specifications prepared by such engineer or architect, which plans and specifications shall include a reasonably detailed itemization of the estimated total hard and soft costs of such Alterations, and shall be approved in advance by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned); (vii) in accordance with all Legal Requirements and Insurance Requirements; (viii) only after having obtained and furnished to Landlord public liability, worker’s compensation and so-called “builder’s risk” insurance policies reasonably acceptable to Landlord, which policies shall cover all parties who will perform any work with respect to such Alterations; (ix) in accordance with all contracts, subcontracts, supply contracts, equipment leases, consulting agreements or similar documents, and any amendments thereto, which have been executed by Tenant in connection with the Alterations (proposed copies of which shall be provided to Landlord at least ten (10) days before execution thereof and Landlord may, but shall not be obligated to, review, approve or disapprove of same); (x) on the condition that Tenant shall provide to Landlord executed copies of the contracts and other documents specified in clause “(ix)” immediately above prior to the commencement of any work; (xi) on the condition that Tenant shall provide to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Premises, the Building and the Complex from all proposed contractors, subcontractors, laborers and material suppliers for all work, labor and services to be performed and materials to be furnished in connection with such Alterations (or, if such waivers are then prohibited by Legal Requirements, then Tenant shall provide to Landlord, on an ongoing basis on the first day of each month during the performance of such work, a complete and accurate list setting forth the names and addresses of each contractor, subcontractor, construction manager, design professional, supplier or other persons or entities providing work, services, materials or equipment to Tenant or for the benefit of the Premises who may have the right, under applicable Legal Requirements, to file a mechanic’s lien or other encumbrance in connection therewith); (xii) in a manner that will not interfere with the use or occupancy by other tenants of the Building of their respective premises; (xiii) in a manner that will not risk damage to the remainder of the Building; (xiv) in accordance with all reasonable construction rules and regulations from time to time promulgated by Landlord. Promptly after the completion of any Alterations, Tenant, shall at its expense, deliver to Landlord three (3) sets of accurate as-built drawings showing such Alterations.

(b) Landlord’s review and/or approval of any plans and specifications for Tenant’s Alterations shall not constitute an assumption of any responsibility by Landlord for their accuracy, safety or sufficiency, and shall in no event create an express or implied confirmation that either Tenant’s plans and specifications have been prepared in accordance with, or that the Alterations shown thereon or specified therein are in accordance with, Legal Requirements or Insurance Requirements.

(c) On request by Tenant, Landlord, at Tenant’s expense, shall join in any applications for any permits, approvals or certificates from any governmental authority required to be obtained by Tenant in connection with any permitted Alterations, and shall sign such applications promptly after request by Tenant and shall otherwise cooperate with Tenant in connection therewith.

9.3 Alterations (including, without limitation, those involving the Building Structure and Systems) shall, at Landlord’s election, be performed by Landlord or Landlord’s designated contractor(s) at Tenant’s expense (provided such contractors provide competitive pricing), and Tenant shall reimburse Landlord for all third party costs reasonably incurred in connection with such work, plus a charge of five percent (5%) for administrative cost recovery, as Additional Rent, within ten (10) days following Tenant’s receipt of an invoice therefor. If Landlord elects not to perform such work, then Tenant shall pay to Landlord as Additional Rent, within ten (10) days after receipt of an invoice therefor, a construction supervision fee equal to two percent (2%) of the cost of such work.

9.4 Tenant and Tenant’s Agents shall not do any act or make any contract which may create or be the foundation for any lien or other encumbrance upon any interest of Landlord or any Mortgagee in any portion of the Premises, the Building or the Complex, and, to the fullest extent permitted by the New Jersey Construction Lien Law, N.J.S.A. 2A:4A-1, et seq., or any other applicable Legal Requirement, Landlord’s consent to the making of any Alterations shall not be deemed an agreement by Landlord to subject Landlord or any Mortgagee, or its or their interest in the Premises, the Building or the Complex, to any Lien (as hereinafter defined), charge or encumbrance which may be filed in connection with such permitted Alterations. It is expressly agreed that Landlord shall have no obligation to review any such contracts (notwithstanding the fact that same may have been delivered to Landlord), it being agreed by Landlord and Tenant that, to the fullest extent permitted by applicable Legal Requirements, any Liens by any contractor, subcontractor, construction manager, design professional, supplier or other persons or entities providing work, services, materials or equipment to Tenant or for the benefit of the Premises pursuant to such contracts shall attach only to the leasehold interest of Tenant. Tenant covenants and agrees to promptly pay all persons or entities furnishing or providing work, services, materials or equipment to Tenant or for the benefit of the Premises at the direction of Tenant or Tenant’s Agents. If, because of any act or omission (or alleged act or omission) of Tenant or Tenant’s Agents, any construction lien, claim or other lien, including, without limitation, any Notice of Unpaid Balance and Right to File Lien (collectively “Lien”), charge, or order for the payment of money or other encumbrance shall be filed against Tenant, Landlord or any Mortgagee, or against any portion of the Premises, the Building or the Complex (whether or not such Lien, charge, order, or encumbrance is valid or enforceable as such), Tenant shall notify Landlord of same immediately after Tenant is first notified, or otherwise becomes aware, thereof, and shall, at Tenant’s own cost and expense, cause same to be discharged of record by paying the claimant, obtaining a discharge and recording or filing same, as applicable, or by filing a surety bond or depositing funds with the Clerk of the Superior Court of New Jersey, as provided in N.J.S.A. 2A:4A-31, or by any other then-customary process with respect to the type of Lien or encumbrance involved; and Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) based thereon, arising therefrom or in any way relating thereto, directly or indirectly, whether in whole or in part, such indemnification obligation to survive the expiration or earlier termination of this Lease. If within ten (10) business days after first becoming aware of such filing, Tenant fails to cause such Lien or other encumbrance to be so discharged of record, bonded over or otherwise disposed of in accordance with any customary process as provided above, Landlord shall have the option of discharging or bonding any such Lien or other encumbrance, and Tenant agrees to reimburse Landlord, as Additional Rent, for all costs, expenses and other sums of money incurred by Landlord in connection therewith, with interest thereon at the Default Interest Rate from the date such cost was incurred, until repaid in full. All materialmen, contractors, artisans, mechanics, laborers, and any other persons or entities now or hereafter contracting with Tenant or Tenant’s Agents or any contractor or subcontractor of Tenant or Tenant’s Agents for the furnishing of any labor, services, materials, supplies, or equipment with respect to any portion of the Premises, the Building or the Complex at any time from the date hereof (whether or not Landlord has consented thereto), are hereby charged with notice that they look exclusively to Tenant for payment of same.

9.5 Tenant shall not, at any time directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer, whether in connection with an Alteration or otherwise, if in Landlord’s opinion such employment would interfere, cause any conflict, or create any difficulty, strike or jurisdictional dispute with, other contractors, mechanics or laborers engaged in the construction, maintenance, repair or operation of the Building or the Complex by Landlord, Tenant or others. In the event of any such interference, conflict, difficulty, strike or jurisdictional dispute, Tenant shall, upon demand of Landlord, cause all contractors, mechanics or laborers causing the same to leave the Complex immediately.

9.6 If any Alterations (other than decorative alterations) are made without the prior written consent of Landlord, Landlord shall have the right, at its option and in addition to Landlord’s other rights and remedies, to either require Tenant to remove such Alterations and restore the affected portion(s) of the Premises, the Building or the Complex, as applicable, to their condition immediately prior thereto, or to do so on Tenant’s behalf, in which case Tenant shall reimburse Landlord as Additional Rent for the cost of such removal and restoration, with interest at the Default Interest Rate, from the date such cost was incurred until repaid in full, within ten (10) days after receipt of an invoice therefor. All Alterations to the Premises, the Building and/or the Complex made by either party shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the expiration or earlier termination of the Term; provided, however, that (a) Tenant shall have the right to remove, and at Landlord’s direction shall remove, upon the expiration or earlier termination of the Term, all movable furniture, furnishings, trade fixtures and other personal property of Tenant located in the Premises solely at the expense of Tenant, (b) Tenant shall remove, upon the expiration or earlier termination of the Term, all personal property of Tenant’s Agents located in the Premises, and (c) Tenant shall remove all non-standard office Alterations in the Premises or the Building

(including, without limitation, any wiring and cabling located in risers outside the Premises) which Landlord designates in writing for removal at the time Landlord approved such Alterations. Tenant shall, at its expense, repair all damage and injury to the Premises or the Building caused by any removal and restore same to the condition in which it existed prior to such installation, reasonable wear and tear and damage by fire and other casualty excepted. Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation to demolish and/or restore any Alterations constituting standard office fit-up nor shall Tenant have any obligation to remove any Alterations or improvements existing in the Premises as of the Commencement Date. Tenant’s obligations under this Section 9.6 shall survive the Expiration Date or earlier termination of this Lease.

9.7 Anything contained in this Lease to the contrary notwithstanding, to the extent Landlord has either (i) provided Tenant with value (by way of a construction allowance or otherwise), or (ii) granted a credit to Tenant (by way of a rent concession or otherwise) for the express or implied purpose of funding, in whole or in part, Tenant’s fit-up costs (whether in connection with the work performed by or on behalf of Tenant in fitting up the Premises on or about the Commencement Date, or at any later time during the Term), the fit-up work, fixtures, non-moveable equipment and machinery, and appurtenances funded thereby (hereinafter collectively referred to as the “Landlord Funded Improvements”) shall remain the property of Landlord and may not be removed by Tenant at any time during the Term without Landlord’s prior written consent, and shall remain in the Premises upon the expiration or earlier termination of this Lease, unless Landlord directs otherwise pursuant to Section 9.6 above. Landlord alone shall be entitled to depreciate the Landlord Funded Improvements as an asset for tax purposes.

ARTICLE X

SIGNS

10.1 Tenant shall be entitled, at no cost to Tenant, to one (1) listing on the Building directory located in the lobby. Landlord shall maintain a tenant directory in the lobby of the Building and include Tenant’s business name thereon. Landlord reserves the right to install and display signs, advertisements and notices of any kind on any portions of the exterior or interior of the Building, and elsewhere in the Complex, as Landlord (or the other owner(s) of the Complex, as the case may be) may elect.

10.2 Provided Tenant is the sole occupant of all leaseable space in the Building, Tenant, at its sole cost and expense and subject to Landlord’s prior approval of Tenant’s plans and specifications including, but not limited to, the color, size and style (which approval shall not be unreasonably withheld, delayed or conditioned) may install one (1) sign containing the name and logo of Tenant on the exterior of the Building (the “Building Signage”). Except for any utility costs associated with the Building Signage, Tenant shall not be obligated to pay any Additional Rent or charge in connection with the Building Signage. Landlord hereby confirms it shall permit Tenant’s logo and trade colors. Tenant shall, at its sole cost and expense, obtain any necessary municipal approvals. Landlord, at Tenant’s expense, shall reasonably cooperate with Tenant in its efforts in so obtaining said municipal approvals. If (a) Tenant assigns this Lease (other than pursuant to Section 7.9), or (b) Tenant has sublet more than 15% of the Premises of the space in the Building (other than pursuant to Section 7.9), then, (i) Tenant shall have no rights and Landlord shall have no obligations under this Section and (ii) if Tenant has already exercised its rights under this Section, then, Landlord may, at Tenant’s reasonable expense, remove all or any of the signs that constitute the Building Signage and may restore, at Tenant’s reasonable expense, any damage or injury that said removal may have caused other than damage resulting from Landlord’s negligence or misconduct. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s expense, remove the Building Signage and shall restore, at Tenant’s sole expense, any damage or injury that said removal may have caused. Tenant’s obligations under this Section 10.2 shall survive the expiration or earlier termination of this Lease.

10.3 Subject to compliance with all Legal Requirements, Tenant shall have the right, at Tenant’s sole cost and expense, to install a single exterior ground mounted monument sign (the “Monument Sign”) adjacent to the main Building entrance and affix Tenant’s business name (“Tenant’s Monument Panel”) on the Monument Sign. Landlord, at Tenant’s expense, shall reasonably cooperate with Tenant in its efforts in so obtaining any municipal approvals for the Monument Sign. The design and specifications for Tenant’s Monument Panel, and the design and specifications for the letters and symbols used in connection therewith, shall be subject to applicable Legal Requirements and the prior written approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, provided Tenant has submitted to Landlord a plan or sketch thereof in reasonable detail, showing, without limitation, size, color, location, materials and method of affixation, and all elements thereof, including the letters and symbols thereon, conform to Landlord’s signage standards as adopted from time to time in its reasonable discretion. If at any time during the Term Tenant’s Monument Panel becomes worn or is otherwise in need of replacement, Tenant shall replace Tenant’s Monument Panel at Tenant’s expense. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s expense, remove Tenant’s Monument Panel and shall restore, at Tenant’s sole expense, any damage or injury that said removal may have caused. Tenant’s obligation to pay Landlord in accordance with this Section 10.3 shall survive the expiration or earlier termination of this Lease.

ARTICLE XI

SECURITY DEPOSIT

11.1 Intentionally deleted.

ARTICLE XII

LANDLORD’S INSPECTION OF AND ACCESS TO THE PREMISES

12.1 Tenant shall permit Landlord and Landlord’s Agents to enter the Premises at all reasonable times on not less than one (1) business day notice (except in the case of an emergency in which event no advance notice shall be necessary): (i) to examine, inspect or protect the Premises and the Building; (ii) to make such alterations and/or repairs as Landlord is permitted to make under the terms of this Lease; (iii) to exhibit the same to purchasers, lenders, and, during the final six (6) months of the Term, to brokers and prospective tenants; and (iv) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to perform such work as is required to preserve the walls of the Building and to preserve the Land from injury or damage and to support such walls and land by proper foundations. Landlord shall be allowed to take all material into and upon the Premises that may be required for such repairs or alterations or otherwise. Except in the event of an emergency, Landlord shall endeavor to minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry. Upon completion of any such work, Landlord shall restore the Premises to the condition existing before such work. Any such entry pursuant to this Article XII shall not be deemed to constitute an eviction of Tenant in whole or in part, and the Base Rent and Additional Rent payable under this Lease shall not abate during any such entry. Landlord shall have no liability to Tenant for any inconvenience or interruptions caused by the making of such repairs or alterations, or by such entry by Landlord or Landlord’s Agents pursuant to any provision of this Lease. Nothing in this Section 12 shall be construed to impose upon Landlord any greater or additional obligations to inspect, maintain or repair the Premises beyond those specific obligations expressly imposed upon Landlord pursuant to this Lease.

ARTICLE XIII

INSURANCE

13.1 (a) Throughout the Term, Tenant shall obtain and maintain the following insurance:

(1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the indemnity obligations assumed by Tenant under this Lease, premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, in minimum amounts of not less than One Million Dollars ($1,000,000) combined single limit per occurrence, with a Two Million Dollar ($2,000,000) annual aggregate, together with umbrella or excess liability coverage in an amount not less than Three Million Dollars ($3,000,000);

(2) business interruption insurance or rent loss insurance (or a comparable policy of insurance providing the same benefits), in minimum amounts of not less than twelve (12) times the monthly Base Rent and estimated Additional Rent then in effect during any Lease Year;

(3) all-risk property insurance covering all perils and contingencies as may be required by Landlord or its Mortgagee, including, in all events, coverage for fire, lightning, windstorm, hail, explosion, terrorism, vandalism and malicious mischief, riot and civil commotion, and smoke, with a replacement cost endorsement insuring one hundred (100%) percent of the replacement cost of all Alterations and other improvements made by or on behalf of Tenant and all contents of the Premises (including, without limitation, Tenant’s trade fixtures and other personal property);

(4) comprehensive automobile liability insurance (covering all owned, if any, non-owned and hired vehicles), in an amount of not less than One Million Dollars ($1,000,000) for each accident;

(5) worker’s compensation insurance, in minimum limits as required by the State of New Jersey (as the same may be amended from time to time), for all employees of Tenant engaged in any work on or about the Premises;

(6) employer’s liability insurance, in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee, (or such greater amount as may be mandated by Legal Requirements), for all employees of Tenant engaged in any work on or about the Premises;

(7) in amplification of the insurance requirements relating to Alterations set forth in Section 9.2 above, but without limitation thereof, for any period during which construction (other than Landlord’s Work) is being performed by or on behalf of Tenant in or about the Premises, builder’s all-risk insurance (completed value non-reporting form), covering all perils and contingencies as may be required by Landlord or its Mortgagee, including, in all events, coverage for vandalism and malicious mischief with a replacement cost endorsement; and

(8) if Tenant shall use the Premises for entertaining or for any other social function (including parties and/or receptions for clients, customers, employees and/or others) at which any alcoholic beverages are served, Tenant shall obtain an endorsement to its policy of commercial general liability insurance (if such coverage is not already provided by such policy) providing host liquor liability coverage of not less than One Million Dollars ($1,000,000) for bodily injury and property damage liability in anyone occurrence and, if Tenant shall have contracted with a third party to serve such alcoholic beverages, Tenant shall also cause such third party to obtain an endorsement to its policy of commercial general liability insurance (if such coverage is not already provided by such policy) providing liquor liability coverage of not less than One Million Dollars ($1,000,000) for bodily injury and property damage liability in anyone occurrence; provided, however, that nothing contained in this Section 13.1(a)(8) shall be construed to permit Tenant to use the Premises for any use or purpose other than the Permitted Use.

(b) All insurance required hereunder to be carried by Tenant shall: (i) be issued by companies that are licensed to do business in the State of New Jersey and have been approved in advance by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), and each such company shall have a rating from A.M. Best Company, Inc. (or a comparable successor rating company if A.M. Best Company, Inc. discontinues publishing Best’s Insurance Guide) of “A” or higher and a financial size of “X” or higher; (ii) name Landlord, the managing agent of the Building and any Mortgagee as additional insureds; (iii) be primary and non-contributory; (iv) contain an endorsement for cross liability and severability of interests; and (v) not contain a provision relieving the insurer thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Premises against the peril involved, whether collectible or not. No such policy shall contain any deductible provision in excess of $25,000 except as otherwise approved in writing by Landlord (and in such case, Tenant shall, and hereby agrees to, indemnify, defend, and hold Landlord and Landlord’s Agents harmless from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses [including litigation costs and attorneys’ fees] beginning with the first dollar, whenever such deductible applies to a claim). Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein or the amount of Tenant’s deductable shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

(c) Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts and/or different types of insurance if it becomes customary for landlords of first-class office buildings of the type and quality located in the Geographic Area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

(d) Tenant shall deliver certificate(s) of all such insurance and paid receipts therefor to Landlord prior to the earlier of: (i) the Commencement Date; or (ii) Tenant’s first entry onto the Premises for any reason, and thereafter, not less than thirty (30) days prior to the expiration of any such policy (and, upon Landlord’s request, Tenant shall promptly deliver copies of all insurance policies, including endorsements and declarations thereto).

(e) Promptly after learning thereof, Tenant shall give Landlord notice in case of fire, theft or accident in the Premises, and in the case of fire, theft or accident in the Building and/or the Complex, if involving Tenant or Tenant’s Agents.

(f) Each of Landlord and Tenant shall secure an appropriate clause, or an endorsement upon all applicable policies of insurance, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim Landlord or Tenant, as the case may be, may have against said third party. Such waiver shall in all events extend to Tenant and Tenant’s Agents and to Landlord and Landlord’s Agents, as the case may be. Notwithstanding any provision of this Lease to the contrary, (i) Landlord hereby releases Tenant and Tenant’s Agents with respect to any claim Landlord may have against Tenant and Tenant’s Agents which is insured against under any insurance policy that Landlord carries, or would be insured against if Landlord carried the insurance required pursuant to this Lease (whether or not Landlord is, in fact then carrying such required insurance), regardless of whether the act or omission of Tenant or Tenant’s Agents caused or contributed to such loss, and (ii) Tenant hereby releases Landlord and Landlord’s Agents with respect to any claim Tenant may have against Landlord or Landlord’s Agents which is insured against under any insurance policy that Tenant carries, or would be insured against if Tenant carried the insurance required pursuant to this Lease (whether or not Tenant is, in fact then carrying such required insurance), regardless of whether the act or omission of Landlord or Landlord’s Agents caused or contributed to such loss. In the event Landlord or Tenant is a self-insurer or maintains a deductible, then (i) Landlord hereby releases of Tenant and Tenant’s Agents from any liability arising from any event which would have been covered had the required insurance been obtained and/or the deductible not been maintained, and (ii) Tenant hereby releases Landlord and Landlord’s Agents from any liability arising from any event which would have been covered had the required insurance been obtained and/or the deductible not been maintained. In no event shall the foregoing be deemed to imply that Tenant may self-insure and/or maintain a deductible with respect to any insurance required hereunder.

(g) In the event Tenant fails to maintain any of the insurance required hereunder, Landlord shall have the right, but not the obligation, without waiving any other rights to which it may be entitled as a result of such default, to obtain any or all of such insurance for the account of Tenant, and in such case Tenant shall reimburse Landlord for the cost thereof, as Additional Rent, within ten (10) days after receipt of Landlord’s bill therefor.

13.2 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Property or the Complex which will in any way increase the rate of fire insurance or other insurance on the Property or the Complex. If any increase in the rate of fire insurance or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay to Landlord as Additional Rent within 10 days of receipt of an invoice therefor, the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof. The foregoing provisions of this Section 13.2 shall not be construed as a grant to Tenant to utilize any portions of the Complex outside of the Premises, or to utilize the Premises for any use or purpose other than the Permitted Use.

13.3 Landlord agrees to carry and maintain property insurance covering fire and other casualties normally covered by a standard “special form” policy, with respect to the Property, including all leasehold improvements that are so affixed as to be deemed to be a part of the real estate for insurance purposes or which are covered by Landlord’s replacement cost policy (collectively, “Leasehold Fixtures”), in an amount deemed prudent by Landlord or its Mortgagee, but in any event in an amount required by its insurance company to avoid the application of any co-insurance provision. Landlord also agrees to carry and maintain (or cause to be carried and maintained) commercial general liability insurance with respect to the Common Areas in limits Landlord or its Mortgagee reasonably deems appropriate.

ARTICLE XIV

SERVICES AND UTILITIES

14.1 Landlord will furnish:

(a) heating, ventilating and air conditioning to the Premises and interior Building Common Areas during Building Hours (except on Building Holidays) in the seasons when, as the case may be, air conditioning or heating is required, in Landlord’s reasonable judgment, sufficient to provide comfortable operating conditions for general office use consistent with similar office buildings in the Geographic Area;

(b) janitorial service to the Premises Mondays through Fridays (or, at Landlord’s option, Sundays through Thursdays), excluding Building Holidays, in accordance with the specifications contained in Exhibit E attached hereto and made a part hereof;

(c) hot and cold water in public restrooms for ordinary drinking and lavatory purposes;

(d) electricity to the Premises as and to the extent provided in Section 14.5 below; and

(e) elevator service to the floor(s) of the Building on which the Premises is located at all times.

In addition, Landlord will otherwise operate, maintain, repair and clean (or cause to be operated, maintained, repaired and cleaned) the Building Common Areas and the Complex Common Areas in reasonably good order and condition.

14.2 If Tenant requires air-conditioning or heating beyond Building Hours, Landlord will furnish same, provided Tenant gives Landlord sufficient advance notice of the need therefor and Tenant agrees to pay, in each instance of after-hours service, an “After-Hours HVAC Charge” which, as of the date hereof, is the fixed, agreed-upon sum of Forty-five and 00/100 ($45.00) Dollars per hour, without proration for partial hours of service, subject to upward adjustment by Landlord as of the first day of each Lease Year. As used in this paragraph, the “After-Hours HVAC Charge” shall be the commercially reasonable hourly rate determined by Landlord from time to time taking into consideration, among other things, the cost of utilities consumed, the expense of chemical treatment, preventative maintenance costs and personnel costs.

14.3 Tenant shall reimburse Landlord for the cost of removing from the Premises and the Building any excess refuse and rubbish generated or otherwise disposed of by Tenant (i.e., refuse and rubbish removal beyond the scope of refuse and rubbish removal included in the janitorial specifications set forth on Exhibit E), as well as the cost of removing any carpet stains not otherwise addressed in the janitorial specifications, and Tenant shall pay, as Additional Rent, all bills therefor when rendered.

14.4 Notwithstanding anything to the contrary contained herein, Landlord and Landlord’s Agents shall not be liable for any failure to maintain comfortable atmosphere conditions in all or any portion of the Premises due to excessive heat generated by any equipment or machinery installed by Tenant (with or without Landlord’s consent), or due to any impact that Tenant’s furniture, equipment, machinery or millwork may have upon the delivery of heat or air-conditioning (as applicable) to the Premises, or due to the occupancy load of the Premises in excess of one (1) person per one hundred fifty (150) square feet of useable area, or due to events beyond the control of Landlord, nor shall Landlord or Landlord’s Agents shall have any liability for failure to supply any utilities or other services hereunder when prevented from doing so by strikes, repairs, alterations or improvements or by reason of the failure of the utility company servicing the Building to furnish any such utility, or by order or regulation of any Legal Requirement or Insurance Requirement, or for any cause beyond Landlord’s control, nor shall any such failure be deemed a constructive eviction of Tenant, or constitute a breach of any implied warranty, or entitle Tenant to any abatement of Rent or otherwise effect Tenant’s obligations hereunder. Notwithstanding any other provisions of this Lease to the contrary, in the event that due to Landlord’s or Landlord’s Agents negligence or willful misconduct, the HVAC system, electricity, or other essential utility services required to be provided to the Premises under this Lease shall cease or be interrupted and such interruption thereby prevents Tenant from (and Tenant, in fact ceases) conducting all or a material portion of its business operations therein, and such cessation or interruption has not resulted from a failure by Tenant to perform any of its obligations hereunder or a casualty, then if such cessation or interruption and the resulting untenantability continues for a period of three (3) consecutive business days after Tenant gives Landlord written notice of said interruption or cessation, then Tenant shall be entitled to an appropriate abatement of rent following such three (3) business day period until the service is restored and the Premises rendered tenantable.

14.5 (a) Subject to the provisions of this Section 14.5, Landlord shall redistribute electric energy to service the Premises. Landlord’s obligation to supply electric power to the Premises is limited to the Total Electrical Load set forth in Article I above for ordinary lighting and electric office equipment usage and for no other uses or purposes. To the extent there presently exists a submeter to measure electricity to any area of the Premises, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days of receipt of a bill therefor, the charges for the electric energy so consumed as determined by said submeter, calculated at the then-current rate structure of the utility company supplying electric energy to the Building, plus any actual and reasonable out-of-pocket cost to read the meter.

(b) (i) Commencing on the Commencement Date, for any area of the Premises for which electricity usage is not measured by an existing submeter, Tenant shall pay to Landlord in consideration of Landlord’s redistribution of electricity to the Premises as set forth in Section 14.5(a) above, an electric charge based upon the utility rate schedule(s) applicable to the Building (the “Electric Charge”), which shall be paid in estimated monthly payments, as provided herein. As of the date hereof, Landlord’s estimate of the Electric Charge for the current calendar year is $1.75 per square foot (on an annualized basis), which Electric Charge is subject to change pursuant to Section 14.5(b)(iv) below. At the beginning of the Term and at the beginning of each calendar year thereafter, Landlord may submit a statement to Tenant setting forth, on an annualized basis, Landlord’s reasonable estimate, for the forthcoming year, of such Electric Charge (“Estimated Electric Charge Statement”). Tenant shall pay to Landlord, as Additional Rent, on the first day of each month following receipt of such Estimated Electric Charge Statement, until Tenant’s receipt of any succeeding Estimated Electric Charge Statement, an amount equal to one-twelfth (1/12) of Tenant’s Electric Charge as shown on such Estimated Electric Charge Statement. From time to time during any calendar year, Landlord may revise Landlord’s estimate of the Electric Charge and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate, in which event Tenant shall pay, along with the next monthly payment due, the difference (if any) between the aggregate amount of Tenant’s estimated payments theretofore made on account of the Electric Charge during such calendar year, and the amount which would have been payable by Tenant during such calendar year had Landlord billed Tenant for the revised monthly amount for such prior elapsed months during such calendar year. Thereafter, Tenant shall pay the revised monthly estimate in accordance with the provisions of this Section 14.5(b)(i).

(ii) Within approximately one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a statement (the “Annual Electric Charge Statement”) to Tenant showing (1) the amount of electricity consumed in the Premises during the preceding calendar year, (2) Tenant’s Electric Charge for such calendar year, and (3) the aggregate amount of Tenant’s estimated payments made on account of the Electric Charge during such calendar year. If the Annual Electric Charge Statement indicates that the aggregate amount of such estimated payments made by Tenant exceeds Tenant’s actual liability for the Electric Charge, then provided Tenant is not in default under any provision of this Lease, Landlord shall, at Landlord’s option, either credit the overpayment toward Tenant’s next monthly payment(s) of the Electric Charge due hereunder, or promptly refund such overpayment to Tenant. If the Annual Electric Charge Statement indicates that Tenant’s actual liability for the Electric Charge exceeds the aggregate amount of such estimated payments made by Tenant, then Tenant shall pay such deficient amount to Landlord as Additional Rent within ten (10) days after such Annual Electric Charge Statement is given to Tenant. If Landlord fails to provide the Estimated Electric Charge Statement or the Annual Electric Charge Statement by the anticipated dates provided herein, Landlord shall not be deemed to have waived its right to thereafter provide such statements. Tenant’s obligations pursuant to this Section 14.5 shall survive the Expiration Date or earlier termination of this Lease.

(iii) If the utility rate schedule(s) for the supply of electricity to the Building shall be increased or decreased at any time, the Electric Charge shall be equitably increased or decreased to reflect the resulting increase or decrease in Landlord’s cost of furnishing electricity to the Premises.

(iv) Landlord or Tenant shall have the right to measure Tenant’s consumption of electricity in any area of the Premises where electricity usage is not measured by a submeter by means of an electrical survey performed by an independent utility auditor or engineer selected by Landlord (the “Utility Auditor”), who shall inspect Tenant’s equipment and fixtures in the Premises, and measure Tenant’s connected load in the Premises. The cost of the Utility Auditor shall be paid for by the party requesting the audit. The findings and calculations of the Utility Auditor shall be conclusive and binding upon Landlord and Tenant. In the alternative, Landlord shall have the right, in its sole discretion, to install a submeter to measure Tenant’s consumption of electricity in any area of the Premises where electricity usage is not measured by a submeter. Landlord also reserves the right, at any time, to make all arrangements necessary for the Premises to obtain electricity directly from the utility company serving the Building, and to install a meter to measure Tenant’s consumption of electricity in the Premises, in which event the Premises shall constitute a self-contained unit as far as electricity is concerned, and Tenant shall pay said utility company directly for all electricity consumed in the Premises. Landlord’s use of one method to measure Tenant’s consumption of electricity in the Premises shall not preclude Landlord from later changing to another form of measurement at any time during the Term.

(c) Except as otherwise expressly provided in this Lease, Landlord shall not be liable to Tenant in any way for any loss, damage, or expense incurred or sustained by Tenant (including any business interruption losses) as a result of any failure, defect or change in the quantity or quality of electric energy or other utility or service available for redistribution to the Premises, nor for any interruption in the supply thereof, and Tenant agrees that such service may be interrupted for inspection, repairs and replacement, and in the event of emergencies.

(d) Such electric power will be furnished to Tenant by means of existing Building panel boards, feeders, risers, wiring and other equipment. No individual piece of equipment or any type of fixture requiring special wiring or electric power in excess of 1600 amps at 277/480 volts, or otherwise exceeding Building capacity shall be installed, maintained or operated by Tenant without Landlord’s consent. In addition, the use of electricity in the Premises in excess of the Total Electrical Load shall not exceed the capacity of the existing feeders and risers to, or wiring in, the Premises without Landlord’s consent. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord (along with any related alterations, repairs or expenses), at Tenant’s expense, but only if Landlord determines, in its sole judgment, that the same are necessary and that same would not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs or expenses, or interfere with or disturb other tenants or occupants in the Building.

(e) Tenant shall not install, maintain or operate in the Premises electrical equipment or fixtures whose total electrical connected load exceeds the Total Electrical Load without making a written request for Landlord’s prior written consent thereto. If Landlord consents to the installation of electrical fixtures or equipment in excess of the Total Electrical Load, Tenant’s use of such fixtures or equipment shall be deemed to have commenced as of the date of Landlord’s consent thereto, and any additional costs incurred by Landlord as a result of such excess usage (as determined by an electrical survey to be performed by Landlord at Tenant’s sole cost and expense) shall be paid by Tenant as Additional Rent, as billed. Such Additional Rent shall be paid until the particular equipment or fixtures have been removed, Tenant has advised Landlord of such removal, and such removal is verified by Landlord or its independent utility rate auditor or engineer, at Tenant’s expense. In no event, however, shall Landlord be obligated to increase the existing electrical capacity of any portion of the Building’s electrical system, nor to provide any additional wiring or capacity to meet Tenant’s additional requirements.

(f) If any tax is imposed upon Landlord subsequent to the date hereof with respect to electrical energy furnished as a service to Tenant by any federal, state or municipal authority then, unless prohibited by law or by any governmental authority having jurisdiction thereof, Tenant shall pay to Landlord, on demand, Tenant’s pro rata share of such taxes.

14.6 (a) Tenant acknowledges that Landlord shall be entitled to engage any electricity service provider Landlord selects in its sole discretion with respect to electricity and other utility service in the Building, the Property and/or the Complex, and Tenant shall not dispute Landlord’s selection of any such service provider. Tenant agrees that Landlord reserves the right, at any time and from time to time during the Term, to contract for utility services from a different company or companies, other than the present utility providers heretofore selected.

(b) Tenant further agrees, notwithstanding the foregoing, that Landlord reserves the right to terminate the redistribution of electricity, other utilities or any telecommunications service to the Premises at any time upon ninety (90) days’ written notice to Tenant, provided contemporaneously therewith Landlord also discontinues distributing electric current to at least eighty percent (80%) of the tenants in the Building to whom Landlord shall then be providing such service, in which event Tenant shall, in accordance with the provisions of this Section 14.6, make application directly to the utility company servicing the Building for Tenant’s entire separate supply of electricity or other utility or the affected telecommunications service and Landlord shall permit its wires and conduits, to the extent available and safely capable, to be used for such purpose without charge. Upon the expiration of the aforesaid ninety (90) day period, Landlord may discontinue furnishing electric current, such other utility or the applicable telecommunications service to the Premises. In the event (i) Landlord elects to terminate its redistribution of electricity, such other utility or any telecommunications service to the Premises; or (ii) applicable Legal Requirements require commercial building owners to permit tenants of their facilities to utilize an alternative provider for any of the foregoing utilities or telecommunications services (an “ASP”) and Tenant so elects to utilize an ASP, rather than the utility company that is then servicing the Premises, then in either such case, no such ASP shall be permitted to provide service to Tenant or to install lines or other equipment without obtaining the prior written consent of Landlord. Landlord’s consent under this Section 14.6 shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, as to the suitability or competence of an ASP. Landlord may withhold its consent to a proposed ASP if, in the reasonable exercise of its judgment, Landlord determines that any of the following conditions have not been met:

(1) Landlord shall incur no expense whatsoever in connection with any aspect of an ASP’s provision of its services, including, without limitation, the cost of installation, service and materials, and the ASP agrees in writing to indemnify, defend and hold Landlord and Landlord’s Agents harmless in connection therewith, as more fully set forth in paragraph (6) below;

(2) Prior to commencement of any work in the Premises, the Building or the Complex by an ASP, the ASP shall supply Landlord with verification satisfactory to Landlord that the ASP is properly insured, and financially capable of covering any uninsured damage;

(3) Prior to commencement of any work in the Premises, the Building or the Complex by an ASP, the ASP shall agree in writing to abide by any rules or regulations as are reasonably determined by Landlord to be necessary to protect the Premises, the Building and the Complex;

(4) Landlord determines that there is sufficient unreserved space in the Common Areas of the Building for the placement of all the ASP’s equipment and materials, including, without limitation, the electricity risers;

(5) The ASP is licensed in the State of New Jersey and, in Landlord’s judgment, is a reputable utility provider;

(6) The ASP agrees, in a license agreement executed by the ASP and Landlord: (x) to compensate Landlord in an amount determined by Landlord, for all space used in the Building or the Complex for storage and maintenance of the ASP’s equipment (the “ASP Space”), and for all reasonable costs incurred by Landlord in connection with the ASP, including but not limited to arranging access by the ASP’s personnel and security for the ASP’s equipment; (y) that at Landlord’s request, upon termination of the license agreement, the ASP will remove all of the its equipment and materials from the affected portions of the Building and/or the Complex; and (z) to indemnity, defend and hold harmless Landlord and Landlord’s Agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) based on, arising out of or in any way relating to (directly or indirectly, in whole or in part) its provision of services as aforesaid, such indemnification obligation to survive the expiration or earlier termination of this Lease;

(7) The ASP agrees that Landlord shall have the right to supervise the ASP’s performance of any work in the Building or the Complex, including but not limited to, any installations or repairs; and

(8) The ASP agrees that Landlord shall have the right to enter the ASP Space at any time for any of the purposes referenced in Section 12.1 of this Lease (it being understood, however, that such right of entry shall not be construed as imposing upon Landlord any obligation to inspect, maintain or repair the ASP Space).

(c) Notwithstanding anything contained in this Lease, Tenant agrees that to the extent service by the ASP is interrupted, curtailed, or discontinued for whatever reason, Landlord shall have no obligation or liability with respect thereto.

(d) Tenant shall indemnify, defend, and hold harmless Landlord and Landlord’s Agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) against Landlord or Landlord’s Agents based on, arising out of or in any way relating to, either directly or indirectly, in whole or in part, Tenant’s utilization of an ASP or any acts or omissions of the ASP (such indemnification to be in addition to, and not in lieu of, any indemnification obligation provided by the ASP pursuant to Section 14.6(b)(6) above, or as provided in Section 15.2 hereof). Tenant’s indemnification obligations set forth herein shall survive the expiration or earlier termination of this Lease.

14.7 If Tenant uses machines or equipment in the Premises which materially affects the temperature otherwise maintained by the air-conditioning system, or which otherwise overload any utility, Landlord may, following notice to Tenant and Tenant’s failure to remove such machines or equipment within five (5) days of such notice, install supplemental air conditioning units or other supplemental equipment in the Premises and the cost thereof, including installation, of such equipment, meters to measure such excess consumption, the cost of the utilities consumed thereby as indicated on such meters, and the cost of operation, use and maintenance of such equipment, plus an administrative fee equal to five percent (5%) of the cost thereof, shall be paid by Tenant, as Additional Rent, upon demand.

14.8 So long as Tenant’s use of water in the Premises does not, in Landlord’s reasonable opinion, exceed that normal consumed in office settings for ordinary drinking and lavatory purposes, the cost and expense of water shall be included in Base Rent. However, in the event Tenant’s use of water in the Premises exceeds, in Landlord’s reasonable opinion, that normally consumed in office settings for ordinary drinking and lavatory purposes, Landlord shall have the right to either: (i) install and maintain, at Tenant’s sole cost and expense, water meters which measure Tenant’s water consumption in the Premises; (ii) reasonably estimate the amount of such excess consumption by Tenant; or (iii) engage the services, at Tenant’s sole cost and expense, of an independent utility rate auditor or engineer selected by Landlord, to perform a confirmatory water survey of the Premises; and in any such case, Tenant shall pay to Landlord, as Additional Rent within ten (10) days of receipt of a bill therefor, all charges incurred as a result thereof, whether for water consumption, equipment maintenance or the services of any such utility engineer.

14.9 Landlord shall not be obligated to provide any utility or service, except as specifically set forth in this Lease.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Except as may otherwise be expressly provided in this Lease, Landlord and Landlord’s Agents shall not be liable to Tenant, Tenant’s Agents or any other person or entity for any damage (including any consequential or punitive damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or in any way arising out of any cause whatsoever including, without limitation, the following: repair to any portion of the Premises, the Property or the Complex; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises, the Property or the Complex; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Property from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Property, or from drains, pipes or plumbing fixtures in the Premises or the Property, and none of the foregoing shall be deemed a constructive eviction, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Rent or otherwise effect any of Tenant’s obligations hereunder. Any property placed by Tenant or Tenant’s Agents in or about the Premises or any other portion of the Property, or in any vehicle parked in the Parking Area, shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Notwithstanding the foregoing provisions of this Section 15.1, Landlord shall not be released from liability to Tenant for any physical injury to any natural person or to property (subject to the provisions of Section 13.1(f) hereof) caused by Landlord’s or Landlord’s Agent’s negligence or willful misconduct, to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant (whether or not Tenant carries such required insurance); provided, however, that Landlord shall not under any circumstances be liable to Tenant for any consequential or indirect damages.

15.2 Tenant shall indemnify, defend and hold harmless (subject to the provisions of Section 13.1(f)) Landlord and Landlord’s Agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and reasonable attorneys’ fees) suffered by or claimed against them, directly or indirectly, based on or arising out of, or in any way relating to, directly or indirectly, in whole or in part: (a) use and occupancy of the Premises or the business conducted therein, (b) any act or omission of Tenant or Tenant’s Agents, or (c) any breach of Tenant’s obligations under this Lease. Notwithstanding clause “(a)” of this Section 15.2, Landlord shall not be released from liability to Tenant for any physical injury to any natural person or to property (subject to the provisions of Section 13.1(f) hereof) caused by Landlord’s or Landlord’s Agent’s negligence or willful misconduct; provided, however, that Tenant shall not under any circumstances be liable to Landlord for any consequential or indirect damages except as provided in Article XXII. Tenant’s indemnification obligations set forth herein shall survive the expiration or earlier termination of this Lease.

15.3 Without limiting the foregoing, Landlord shall indemnify Tenant and hold Tenant harmless in such events (subject to the provisions of Section 13.1(f)) caused by Landlord’s or

Landlord’s Agent’s negligence or willful misconduct, to the extent such injury is not covered by insurance (i) carried by Tenant or such person, or (ii) required by this Lease to be carried by Tenant (whether or not Tenant carries such required insurance); provided, however, that Landlord shall not under any circumstances be liable to Tenant for any consequential or indirect damages.

ARTICLE XVI

RULES

16.1 Tenant shall at all times abide by and observe (and shall cause Tenant’s Agents to abide by and observe) the rules specified in Exhibit C, as well as any reasonable new or amended rules that Landlord or the managing agent of the Building may promulgate from time to time for the operation and maintenance of the Property, or that Landlord or the managing agent of the Complex may promulgate from time to time for the operation and maintenance of the Complex in general), provided that reasonable advance notice of any such new or amended rule is given to Tenant (which notice may be distributed to Tenant at the Premises, notwithstanding anything to the contrary set forth in Section 27.1 below). All rules shall be binding upon Tenant and enforceable by Landlord as if such rules were contained in this Lease. Landlord shall not enforce any rule in a manner which unreasonably discriminates among similarly situated tenants of the Building. In the event of any conflict between any such rules and the other terms and provisions of this Lease, the latter shall govern and control the resolution of such conflict. However, nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce, as against any other tenant, such rules, or the terms, conditions or covenants contained in any other lease, and Landlord shall not be liable to Tenant for the violation of such rules or such terms, conditions or covenants by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 If the Premises is totally or partially damaged or destroyed by fire or other insured casualty, or if the Building is damaged or destroyed by fire or other insured casualty such that Tenant is deprived of reasonable access to the Premises, then, in either such event, but subject to the provisions of this Article XVII, Landlord shall diligently repair and restore such damaged or destroyed portions of the base building work in the Premises, and/or such portions of the base building work in the Common Areas of the Building as are necessary to restore reasonable access to the Premises, to substantially the same condition the same were in prior to such damage or destruction; provided, however, that if in Landlord’s judgment such repair and restoration cannot be completed within one hundred eighty (180) days from the date of such damage or destruction (taking into account, among other factors, the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans, and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving Tenant written notice of termination within sixty (60) days after the occurrence of such damage or destruction, which notice shall be effective thirty (30) days after the date thereof. If this Lease is terminated pursuant to this Article XVII, then Base Rent and any recurring items of Additional Rent which are determined on a per square foot basis shall be apportioned (based on the portion of the Premises which is rendered unusable as a direct result of such damage or destruction) and paid to the date of termination. If this Lease is not so terminated by Landlord, then until Landlord’s repair and restoration of the Premises is substantially complete (or would have been complete but for any delay(s) caused by Tenant or Tenant’s Agents), Tenant shall only be required to pay Base Rent and any recurring items of Additional Rent which are determined on a per square foot basis for the portion of the Premises that is usable while such repair and restoration is being made. After receipt of all insurance proceeds, Landlord shall proceed with such repair and restoration of the Premises and the Building. However, Landlord shall not be required to repair or restore any Alterations or any other improvements or contents of the Premises (including, without limitation, Tenant’s trade fixtures and other personal property).

17.2 Notwithstanding the foregoing provisions of Section 17.1, and in addition thereto, Landlord shall also have the right to terminate this Lease if: (1) insurance proceeds payable to Landlord will, in Landlord’s judgment, be insufficient to pay the full cost of such repair and restoration, (2) any Mortgagee fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Legal Requirements do not permit such repair and restoration, and (4) there is any substantial loss to the Building that is not covered by insurance policies required to be carried by Landlord herein.

17.3 Tenant hereby waives all claims (i) for any damage or injury resulting from any damage or destruction, (ii) for any loss of profits or interruption of business resulting from Tenant’s inability to use and occupy the Premises or any part thereof as a result of any damage or destruction, or (iii) by reason of any required surrender of possession of the Premises pursuant to this Article XVII. Tenant also waives the benefit of New Jersey Revised Statutes, Title 46, Chapter 8, Sections 6 and 7, and agrees that Tenant will not be relieved of the obligation to pay Rent in case of damage or destruction to the Premises, the Property or the Complex, except as expressly provided in Section 17.1 above.

17.4 If the Building or the Premises are damaged and Landlord elects to repair, but (a) Landlord cannot reasonably complete its repairs within one hundred eighty (180) days or (b) Landlord fails to complete its repairs within one hundred eighty (180) days, Tenant may elect to terminate the Lease by written notice to Landlord within thirty (30) days after such casualty if clause (a) applies or within thirty (30) days after the expiration of such one hundred eighty (180) day period if clause (b) applies. If the Lease is not terminated, Landlord shall be responsible for restoring all Leasehold Fixtures (as defined in Section 13.3).

ARTICLE XVIII

CONDEMNATION

18.1 If one-third (1/3) or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose, or sold under the threat of a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and Base Rent and any recurring items of Additional Rent which are determined on a per square foot basis shall be apportioned as of such date. If less than one-third (1/3) of the Premises or the use and occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, and as of the date title vests in such authority, Base Rent, Additional Rent, the number of Parking Permits, and any other items which are determined on a per square foot basis shall be proportionately reduced, based on the amount of square footage taken from the Premises, in relation to the total square footage in the Premises immediately prior to such condemnation. Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of (a) the Land or the Building is condemned, whether or not any portion of the Premises is condemned, Landlord shall have the right, following its receipt of notice of such condemnation, to terminate this Lease as of the date title vests in such authority, or on such earlier date selected by Landlord, provided that in no event may Landlord terminate the Lease on less than thirty (30) days’ notice to Tenant, or (b) the parking area is condemned, Tenant shall have the right, following its receipt of notice of such condemnation, to terminate this Lease as of the date title vests in such authority, provided that in no event may Tenant terminate the Lease on less than thirty (30) days’ notice to Landlord.

18.2 All awards, damages and other compensation paid or payable on account of such condemnation shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Accordingly, Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation, including, without limitation, any award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the then-unamortized value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

18.3 If all or any portion of the Premises, the Building or the Complex is condemned temporarily for any public or quasi-public use or purpose (including, without limitation, for any public safety or anti-looting measure), the Term shall not be reduced or affected thereby, and Tenant shall continue to pay Rent without any reduction or abatement and, except to the extent Tenant is prevented from doing so by the direct order of the condemning authority, Tenant shall continue to perform its other obligations hereunder; however, Tenant shall be entitled to receive any award or payment made by the condemning authority as and to the extent such temporary taking impacts Tenant’s use of the Premises (provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation), which award or payment shall be received and held in trust by Tenant for the benefit of Landlord, and applied toward the payment of Rent thereafter falling due hereunder.

ARTICLE XIX

DEFAULT

19.1 Each of the following shall constitute an “Event of Default’ hereunder:

(a) Tenant’s failure to pay when due any Base Rent, Additional Rent or other sum, provided, however, that with respect to the first two (2) such failures in any twelve (12) month period to pay Base Rent, Additional Rent or other sum, Tenant shall be afforded, in each instance, a period of five (5) business days following Landlord’s delivery to Tenant of written notice of such failure to pay, in which to fully cure such failure to pay;

(b) Intentionally omitted;

(c) an Event of Bankruptcy as specified in Article XX;

(d) the dissolution or liquidation of Tenant, Guarantor (if any), or any other person or entity liable for Tenant’s obligations hereunder (including, without limitation, any general partner of Tenant, or, if Tenant is a limited liability company, any member of Tenant [such other person or entity which is liable for Tenant’s obligations hereunder being hereinafter collectively referred to as a “General Partner”);

(e) any Environmental Default as specified in Section 25.2, or a default under Section 25.3(a),

(f) any subletting, assignment, transfer, mortgage or other encumbrance of the Premises or this Lease in violation of Article VII;

(g) Tenant’s failure to execute and deliver to Landlord any document required pursuant to the provisions of Sections 3.2, 21.1, 21.2, 21.3, 21.5 and/or 30.7 within the time periods provided therein;

(h) any breach or default hereunder which according to an express provision of this Lease is, or may at Landlord’s option, be treated as an immediate Event of Default under any provision of this Lease;

(i) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in this Section 19.1, which failure continues for thirty (30) days after Landlord delivers written notice thereof to Tenant or such longer period as may be necessary due to circumstances beyond Tenant’s control (i.e., if Tenant is in any way delayed or prevented from performing any such obligation due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any other cause beyond Tenant’s reasonable control [whether similar or dissimilar to the foregoing events]), so long as Tenant begins to cure such default within thirty (30) days, promptly notifies Landlord in reasonable detail of any such circumstances beyond Tenant’s control, and thereafter diligently and without interruption prosecutes such cure to completion as quickly as is practicable under the circumstances; or

(j) any default by Tenant, Guarantor, (if any), or any affiliate of Tenant or Guarantor (if any) under any other instrument entered into, with or for the benefit of Landlord or any affiliate of Landlord with respect to the Premises, the Building, or the Complex.

19.2 (a) If an Event of Default shall occur, whether prior to or after the Commencement Date, Landlord shall have the right, at its sole option, to terminate this Lease upon three (3) days’ notice to Tenant. In addition, with or without terminating this Lease, Landlord may re-enter the Premises, terminate Tenant’s right of possession and take possession of the Premises upon three (3) days’ notice to Tenant. The aforesaid notice provisions of this

Section 19.2(a) shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease, to which Tenant would otherwise be entitled at law, in equity or otherwise. If necessary, Landlord may proceed to recover possession of the Premises under applicable Legal Requirements, or by such other lawful means. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease, without prejudice, however, to Tenant’s liability for all Base Rent, Additional Rent and other sums specified herein. Upon any Event of Default, Landlord shall have the immediate right to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion, irrespective of the standard for Landlord’s consent or approval in any particular instance as set forth in this Lease.

(b) If an Event of Default occurs which results in Landlord’s recovering possession of the Premises, Landlord will, to the extent Landlord is required by operation of law to mitigate damages, use reasonable efforts to relet the Premises in order to so mitigate its damages, provided that Landlord shall retain the right, in the exercise of its sole and absolute judgment, to approve any tenant, to lease the Premises in whole, in part(s), or together with other premises in the Building, and to determine the terms and conditions of any leases, including, without limitation, rent, length of term (which may extend beyond the date on which the Term would have expired, but for such Event of Default), and rent concessions and/or construction allowances. For purposes of this Section 19.2(b), Landlord shall be deemed to have utilized reasonable efforts to mitigate damages resulting from an Event of Default by Tenant if, following such recovery of possession as aforesaid, Landlord shall have listed the Premises with a commercial real estate broker in the Geographic Area having not less than ten (10) years’ experience in commercial real estate. If it is Landlord’s standard practice to engage the services of an exclusive real estate broker for leasing purposes at the Building, Landlord shall not be required to list the availability of the Premises with any broker other than the exclusive broker for the Building in order to satisfy the “reasonable efforts” reletting standard hereunder, and if it is not Landlord’s standard practice to engage the services of an exclusive real estate broker for leasing purposes at the Building, Landlord shall not be required to list the availability of the Premises with more than one broker in order to satisfy the “reasonable efforts” reletting standard hereunder. Notwithstanding anything contained herein, Landlord shall not be obligated to display the Premises to prospective tenants if Landlord has other premises available in the Building or the Complex or at any other location owned by Landlord or its affiliates within the Geographic Area, or to relocate any other tenant in the Building or the Complex in an effort to enhance its ability to relet the Premises. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting.

(c) Whether or not this Lease and/or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be immediately liable for the payment to Landlord of any Base Rent, Additional Rent, damages or other sums which may be due or sustained prior to such default, and for all costs, fees and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and expenses of litigation) incurred by Landlord in (i) in obtaining possession of the Premises; (ii) in removing and/or storing Tenant’s or any other occupant’s personalty; (iii) in repairing, altering, remodeling or otherwise putting the Premises into such condition which is likely to be acceptable to prospective tenants; (iv) in reletting all or portions of the Premises

(including, without limitation, brokerage commissions, costs of tenant finish work, architectural and legal fees, rental concessions, allowances or other inducements granted to the replacement tenant, and costs to prepare and negotiate a new lease agreement(s)); (v) in performing any of Tenant’s obligations which Tenant failed to perform hereunder; and (vi) in pursuit of Landlord’s other rights and remedies hereunder due to such Event of Default, plus any other damages suffered or incurred by Landlord on account or as a consequence of such default by Tenant. In addition to the foregoing sums, which shall, at Landlord’s sole option, either become immediately due and payable by Tenant (in which event a judgment against Tenant and/or any Guarantor in such amount may be filed by Landlord at any time following such Event of Default), or be added to the amount due pursuant to paragraph (1) or (2) below, as applicable, Tenant shall also be liable for additional damages which, at Landlord’s election shall be, at Landlord’s sole option:

(9) an amount equal to (x) the Base Rent, Additional Rent and other sums due or which would have become due and payable under this Lease from the date of Tenant’s default through the date on which the Term would have expired but for Tenant’s default, minus (y) the amount of rental, if any, which Landlord actually receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Term would have expired but for Tenant’s default, it being understood that (A) separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Term), and (B) if Landlord so elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, Additional Rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or

(10) an amount equal to the sum of (x) all Base Rent, Additional Rent and other sums due or which would be due and payable under this Lease from the date of Tenant’s default through the date on which the Term would have expired but for Tenant’s default, minus (y) the fair market rental value of the Premises thereafter through the date on which the Term would have expired, but for Tenant’s default. The amount determined pursuant to this paragraph (2) shall be discounted using a discount factor of four (4%) percent per annum to then present worth, and the resulting amount shall be paid to Landlord in a lump sum on demand. Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred.

If Landlord elects to proceed under paragraph (1) above, it may at any time thereafter elect to proceed under paragraph (2) above. In the event Landlord relets the Premises for a greater rental value, or together with other premises, or for a term extending beyond the scheduled expiration of the Term, Tenant shall not be entitled to apply any such greater rental value, or any base rent, additional rent or other sums generated or projected to be generated by such other premises or the period extending beyond the scheduled expiration of the Term (collectively, the “Extra Rent”) against Landlord’s damages. Similarly, in proving the amount that would be received by Landlord upon a reletting of the Premises as set forth in clause “(y)” of paragraph (2) above, Tenant shall not take into account the Extra Rent. The provisions contained in this Section 19.2 shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease, it being agreed that in the event of an anticipatory breach, Landlord shall have all rights and remedies set forth in this Section 19.2 or otherwise available at law or in equity. Nothing herein shall either be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease, or to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time, whether or not such amount shall be greater than, equal to, or less than the amount determined pursuant to the foregoing provisions of this Section 19.2. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Term, then Landlord shall be entitled, and Tenant shall be required, to also take such action upon the termination of Tenant’s right of possession.

19.3 (a) Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Legal Requirement, as well as any rights it may have under N.J.S.A. 2A:18-60.

(a) All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any threatened or anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by of either party to exercise any of its rights or remedies, or to enforce any of the other party’s obligations, shall constitute a waiver of any such rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other unless such waiver is expressly set forth in a written instrument signed by the waiving party, and no custom or practice which may evolve between Landlord and Tenant in the administration of the terms hereof shall give rise to any waiver by Landlord or otherwise diminish Landlord’s right to insist upon Tenant’s performance in strict accordance with the provisions of this Lease. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstance(s) described in such written waiver.

19.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, such compromise or settlement shall not constitute a waiver of the covenant, condition or agreement which is the subject of such compromise or settlement, or a waiver of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder.

19.5 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant within any applicable notice and cure period (or on no prior notice in the case of any emergency, whether real or apparent), then, in addition to Landlord’s other rights hereunder, Landlord may, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy to which it is otherwise entitled as provided herein. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Interest Rate, from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent due hereunder and shall be paid within ten (10) days of Landlord’s invoice therefor. This Section 19.5 is in addition to, and not in lieu of, any specific “self-help” rights Landlord may have elsewhere in this Lease.

ARTICLE XX

BANKRUPTCY

20.1 An “Event of Bankruptcy” is the occurrence with respect to Tenant, Guarantor or a General Partner, of any of the following: (a) such person or entity becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state (the “Insolvency Laws”); (b) the appointment of a receiver or custodian for any property of such person or entity, or the institution of a foreclosure or attachment action upon any property of such person or entity; (c) the filing by such person or entity of a voluntary petition under the provisions of the Bankruptcy Code or any Insolvency Laws; (d) the filing of an involuntary petition against such person or entity as the subject debtor under the Bankruptcy Code or any Insolvency Laws, which either (i) is not dismissed within thirty (30) days of the filing thereof, or (ii) results in the issuance of an order for relief against the debtor; or (e) such person or entity making or consenting to an assignment for the benefit of creditors or a composition of creditors.

20.2 Upon the occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a case in which Tenant is a debtor under the Bankruptcy Code, Landlord’s right to terminate this Lease shall be subject, if and only to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of such case: (a) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (b) if Landlord is entitled to damages (including, without limitation, unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority to the fullest extent permitted by the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall, upon request, execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (i) cures all defaults under this Lease, (ii) compensates Landlord for all damages incurred as a result of such defaults, (iii) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (iv) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of such case, then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. Adequate assurance of future performance shall require, among other things, that the following minimum criteria be met: (1) Trustee must pay its estimated pro-rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of Base Rent) in advance of the performance or provision of such services; (2) Trustee must agree that Tenant’s business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first class business operation shall be conducted in the Premises; (3) Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (4) Trustee must agree that the assumption or assumption and assignment of this Lease will not violate or affect the rights of other tenants of the Building and the Complex; (5) Trustee must pay at the time the next monthly installment of Base Rent is due, in addition to such installment, an amount equal to the monthly installments of Base Rent and recurring items of Additional Rent due for the next six (6) months thereafter, such amount to be held as a security deposit (in addition to, and not in lieu of, the Security Deposit); (6) Trustee must agree to pay, at any time Landlord draws on the security being deposited pursuant to this Article XX, the amount necessary to restore such security to its original amount; (7) Trustee must comply with all duties and obligations of Tenant under this Lease; and (8) all assurances of future performance specified in the Bankruptcy Code must be satisfied.

ARTICLE XXI

SUBORDINATION: ATTORNMENT; ESTOPPEL CERTIFICATES

21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, consolidations, replacements or refinancings thereof. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any other Mortgage that is superior to such Mortgage) at any time to unilaterally declare this Lease to be superior to such Mortgage. Although no instrument or act on the part of Tenant shall be necessary to effectuate such subordination, Tenant shall, nevertheless, within ten (10) days after request therefor, execute, acknowledge and deliver any reasonable documents confirming such subordination as may be submitted by Landlord or the holder of such Mortgage. Landlord agrees to use commercially reasonable efforts to obtain a Subordination, Non-disturbance and Attornment Agreement from any current or future Mortgagee on such Mortgagee’s standard form.

21.2 Tenant waives the provisions of any law now or hereafter in effect which may give or purport to give Tenant any right to terminate this Lease in the event any foreclosure proceeding is prosecuted or completed, or in the event the Property or any portion thereof or Landlord’s interest therein is transferred to Mortgagee or any other party by foreclosure, by deed in lieu of foreclosure, power of sale or otherwise. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by any payment of Base Rent or Additional Rent more than one (1) month in advance to any prior landlord, (b) bound by any termination, amendment or modification of this Lease made without the consent of the Mortgagee existing as of the date of such termination, amendment or modification, (c) liable for damages for any breach, act or omission of any prior landlord, (d) bound to return, credit against

Tenant’s obligations hereunder, or otherwise account for any security or rental deposit made by Tenant which is not delivered or paid over to such transferee, or (e) subject to any offset, abatement, defense, claim, counterclaim or deduction which Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform, in accordance with the terms of this Lease, all obligations of Landlord first arising after the date of such transfer. Although no instrument or act on the part of Tenant shall be necessary to effectuate such attornment, Tenant shall, nevertheless, execute, acknowledge and deliver any reasonable documents submitted to Tenant confirming such attornment as may be submitted by Landlord or such transferee within ten (10) days of receipt of notice from Landlord. Any such transferee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any such loan.

21.3 If any prospective or current Mortgagee requires modifications to this Lease, then provided such modifications do not adversely affect Tenant’s use of the Premises as herein permitted, and do not increase Tenant’s obligations or decrease Tenant’s rights hereunder, Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord promptly, but in no event more than ten (10) days from Landlord’s request therefor.

21.4 If: (a) any portion of the Property is at any time subject to a Mortgage, (b) this Lease and the Rent payable hereunder is assigned to the Mortgagee, and (c) Tenant is given notice of such assignment, including the name and address of the assignee, then Tenant shall not exercise any rights it may have to terminate this Lease or to pursue any other remedies for any default on the part of Landlord without first giving notice, in the manner provided elsewhere in this Lease for the giving of notices, to such Mortgagee, specifying the default in reasonable detail, and such Mortgagee shall have a reasonable period of time (but shall not be obligated) to cure such default for and on behalf of Landlord, except that (i) such Mortgagee shall have at least 30 days to cure the default; (ii) if such default cannot be cured with reasonable diligence within 30 days, such Mortgagee shall have such additional time as may be reasonably necessary to cure the default; and (iii) if the default cannot reasonably be cured without such Mortgagee’s having obtained possession of the Building, the Property or the Complex (as applicable), such Mortgagee shall have such additional time as may be reasonably necessary under the circumstances to so obtain possession, and thereafter to cure the default. Any cure of Landlord’s default by such Mortgagee shall be treated as performance by Landlord.

21.5 At any time and from time to time, upon not less than ten (10) days’ notice, Tenant or Landlord shall execute, acknowledge and deliver to the other and/or any other party designated by Landlord or Tenant, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which Rent and any other charges hereunder have been paid; (c) whether or not, to Tenant’s or Landlord’s best knowledge, Landlord or Tenant is in default in the performance of any obligation hereunder and, if so, specifying in reasonable detail the nature of such default; (d) the address to which notices to Tenant or Landlord are to be sent; (e) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying in reasonable detail the incomplete work); (f) Tenant’s then-current NAICS number; (g) that Tenant’s then-current use of the Premises does not involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any Hazardous Materials (as hereinafter defined); and (h) such other matters as Landlord or Tenant may reasonably request. Any such statement may be relied upon by any owner, Mortgagee, prospective Mortgagee, or prospective purchaser of the Property or any portion thereof, or any other person or entity designated by Landlord or Tenant. If any such statement is not delivered by Tenant or Landlord within such ten (10) day period, then all matters contained in such statement as prepared by Landlord or Tenant and submitted to the other party shall be deemed true and accurate.

ARTICLE XXII

HOLDING OVER; END OF TERM

22.1 If Tenant (or anyone claiming by, through or under Tenant) does not surrender the Premises or any portion thereof immediately upon the expiration or earlier termination of the Term, in the condition required by this Lease (including, without limitation, the provisions of Sections 9.6 and 22.3 hereof), then such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month, and Tenant shall pay, as agreed-upon liquidated damages and not as a penalty, Rent equal to one hundred fifty percent (150%) for the first thirty (30) days and, thereafter, two hundred percent (200%) of the Base Rent payable hereunder immediately prior to such expiration or earlier termination of this Lease, together with one hundred percent (100%) of the Additional Rent and other sums payable hereunder following expiration or earlier termination. Such Rent shall be computed by Landlord and paid by Tenant on a monthly basis (without proration for any partial calendar months of such holdover) and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated and surrendered in accordance with this Lease. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such Rent shall not in any manner adversely affect Landlord’s other rights and remedies (including Landlord’s right to evict Tenant and to recover all damages), and the payment by Tenant required pursuant to this Section 22.1 shall be in addition to, and not in lieu of, any payments required by Tenant pursuant to the provisions of Section 22.2. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

22.2 Notwithstanding anything to the contrary elsewhere in this Lease, if Tenant fails to so vacate and surrender the Premises within sixty (60) days after the Expiration Date or earlier termination of the Term in the condition required by this Lease then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) based on, arising out of, or in any way relating to such failure (directly or indirectly, in whole or in part), including, without limiting the generality of the foregoing, loss of future rents and any claims made by any succeeding tenant as a consequence of such failure. Tenant’s indemnification obligations set forth herein shall survive the Expiration Date or earlier termination of this Lease.

22.3 Tenant shall suffer no waste or injury to any part of the Premises and shall, upon the Expiration Date or earlier termination of the Term, surrender the Premises in the condition required to be maintained during the Term, except for ordinary wear and tear, repairs which are Landlord’s obligation hereunder and damage by casualty or the elements. If Tenant fails to remove any movable furniture, furnishings, trade fixtures or other personal property as required pursuant to Section 9.6 above, then Landlord shall have the right, but not the obligation, at its sole option to: (i) remove and store all such items at the sole cost of Tenant and without liability on the part of Landlord or Landlord’s Agents; (ii) immediately treat same as the property of Landlord without any payment therefor to Tenant; and/or (iii) dispose of any or all of such property, to the extent permitted by Legal Requirements. Tenant’s obligations under this Section 22.3 shall survive the Expiration Date or earlier termination of this Lease. Upon the Expiration Date or earlier termination of the Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

ARTICLE XXIII

RIGHTS OF LANDLORD

23.1 In addition to any other rights granted to Landlord by this Lease, and notwithstanding anything contained in this Lease to the contrary, from and after the date hereof Landlord reserves the following rights, provided that Tenant’s access to and use of the Premises and Tenant’s parking rights hereunder are not materially adversely affected: (a) to change the street address and name of the Building and the Complex; (b) to change the arrangement, dimensions and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets and other Common Areas; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the Premises above the ceiling or within the walls; (d) to sever ownership of land (including the Land) and buildings (including the Building) within the Complex, and/or to subdivide the Complex or to combine the Land with other lands, provided that, in either case, Tenant shall continue to have access to (i) the internal roadways within the Complex leading from the Land to any public roadways which are contiguous to the Complex (if applicable), and (ii) the Parking Area, if same is located outside of the Land; (e) to grant permitted uses to other tenants and occupants of the Building and the Complex, whether similar or dissimilar to the Permitted Use hereunder; (f) to exclusively use and/or lease or license the use of the roof areas and exterior walls of the Building, as well as all Common Areas; (g) to temporarily close the Common Areas or other portions of the Property or the Complex in order to prevent a public dedication thereof; (h) to relocate any Parking Areas; (i) to construct improvements (including, without limitation, kiosks and parking structures) on the Land and the Complex; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises) and on the Property, so long as such prohibitions are in accordance with applicable Legal Requirements; and (k) reasonably limit, control or otherwise regulate access to the Building, the Land and/or the Complex.

ARTICLE XXIV

PARKING

24.1 (a) During the Term, Tenant shall have the right to use (on a non-exclusive first-come, first-served basis) the number of Parking Permits set forth in Article I for the unreserved parking of passenger automobiles in the parking areas designated from time to time by Landlord for the use of tenants of the Building (the “Parking Area.”). Landlord shall have no obligation to police or otherwise monitor the use of the Parking Area.

(b) Tenant shall park and shall cause its employees to park only in the Parking Area (and not in other parking areas of the Complex). In order to restrict the use by Tenant’s employees of areas designated or which may be designated by Landlord as handicapped, reserved or restricted parking areas, or for any other business purpose, Tenant agrees that it will, at any time and from time to time as requested by Landlord, furnish Landlord with the owners’ names and the license plate numbers of any vehicle of Tenant and Tenant’s Agents.

24.2 Landlord reserves the right to institute a parking control system, and to establish and modify or amend rules and regulations governing the use thereof. Landlord shall have the right to revoke a user’s parking privileges in the event such user fails to abide by the rules and regulations governing the use of the Parking Area. Tenant shall be prohibited from using the Parking Area for purposes other than for parking registered vehicles. The storage, repair or overnight parking of vehicles in the Parking Area or elsewhere in the Complex is strictly prohibited.

24.3 Tenant shall not assign or otherwise transfer any Parking Permits (other than to a permitted assignee of this Lease, or a permitted subtenant of the Premises), and any attempted assignment or other transfer shall be void. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Area and shall at all times abide by all rules and regulations governing the use of the Parking Area promulgated by Landlord or the Parking Area operator (if any). Landlord reserves the right to temporarily close the Parking Area during periods of unusually inclement weather or for repairs, or to prevent a dedication thereof, and Tenant shall not be entitled to any abatement of Rent or other damages as a result thereof Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Area, or for any injury sustained by any person in or about the Parking Area.

ARTICLE XXV

ENVIRONMENTAL

25.1 Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of at or about the Property or the Complex; however, Tenant may use and store “de minimus” quantities of standard office supplies and cleaning materials as may be reasonably necessary for Tenant to conduct normal operations in the Premises for the Permitted Use, provided all of the foregoing are handled, stored and disposed of in strict accordance with all laws. Upon Tenant’s surrender of the Premises to Landlord, the Premises shall be free of Hazardous Materials introduced by Tenant or Tenant’s Agents, and in compliance with all Environmental Laws (as hereinafter defined) to the extent Tenant is responsible for such compliance under this Lease. “Hazardous Materials” shall be defined as (a) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity; (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; and (c) any petroleum product or by-product, polychlorinated biphenyls, asbestos and any asbestos containing material, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Property or the Complex or hazardous to human health or the environment. “Environmental Laws” shall be defined as any present and future law and any amendments (whether common law, statute, ordinance, rule, order, regulation or otherwise), permits and other requirements, recommendations or guidelines of governmental authorities applicable to the Property and relating to human health, the environment, environmental conditions or to any Hazardous Material (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, laws administered by the Environmental Protection Agency, and any similar state and local laws (including, without limitation, the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., [as amended from time to time, and ISRA (as hereinafter defined)], all amendments and revisions thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety.

25.2 Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) based on, arising out of, or in any way relating (directly or indirectly, in whole or in part) to (a) the presence or removal of, or failure to remove, any Hazardous Material generated, used, released, stored or disposed of by Tenant or Tenant’s Agents (i) at or about the Premises during Tenant’s and Tenant’s Agents’ occupancy of the Premises, and (ii) at or about the Premises, the Building or the Complex; and/or (b) Tenant’s violation of any Environmental Law. Notwithstanding and without waiving in any respect Tenant’s foregoing obligation to indemnify, which shall continue notwithstanding the expiration or sooner termination of this Lease, Tenant shall give Landlord immediate verbal and follow-up written notice of any actual or threatened Environmental Default (as hereinafter defined), which Tenant shall cure in accordance with all Environmental Laws and to the satisfaction of Landlord, but only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld. An “Environmental Default” shall be defined as any of the following that result from any act or omission by Tenant or Tenant’s Agents: a violation of any Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Building or the Complex; an environmental condition requiring responsive or remedial action; or an emergency environmental condition. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right, but not the obligation, to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default at Tenant’s sole cost and expense, and, if Tenant fails to immediately address same to Landlord’s satisfaction, to perform, at Tenant’s sole cost and expense, any lawful action necessary to address same. If any Mortgagee or governmental agency shall require testing to ascertain whether an Environmental Default is pending or threatened, then Tenant shall pay the reasonable costs therefor as Additional Rent. Promptly upon request, Tenant shall execute from time to time affidavits, representations and similar documents concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials at the Premises, the Building or the Complex. Tenant’s indemnification obligations set forth herein shall survive the Expiration Date or earlier termination of this Lease.

25.3 Without limiting the generality of Sections 25.1 or 25.2 above and without implying or conferring Landlord’s approval or authorization, in the event Tenant’s operations at the Premises cause the Premises to be or become an Industrial Establishment (as defined in the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended from time to time (such act as so amended, together with all rules, regulations, ordinances, opinions, orders and directives issued or promulgated thereunder, whether by the New Jersey Department of Environment Protection (“DEP”), or otherwise, is hereinafter referred to collectively as “ISRA”)), then this Section 25.3 shall apply:

(a) Without limiting anything contained in this Lease, upon Landlord’s request therefor, and in all events no later than sixty (60) days prior to “closing, terminating or transferring operations” (as defined in ISRA) at or from the Premises, Tenant shall, at its sole cost and expense, provide Landlord with either a true copy of a Letter of Non-Applicability (or similar document) from the DEP, stating that ISRA does not apply to Tenant’s use and occupancy of the Premises and to the closing, terminating or transferring of operations from the Premises (which submission to Landlord shall include a true copy of the affidavit executed by Tenant in support of its application for such Letter of Non-Applicability) or any one of the following as defined in ISRA and duly approved by the DEP: (i) a De Minimis Quantity exemption, (ii) a Negative Declaration; or (iii) a Remedial Action Workplan (“RAW”). Any failure to comply with the provisions of this Section 25.3(a) shall constitute an immediate Event of Default.

(b) In the event Tenant is obligated to comply with Section 25.3(a)(iii), Tenant shall, at its sole cost and expense: (i) post a Remediation Funding Source (as defined in ISRA) satisfactory to DEP to secure implementation and completion of the RAW; (ii) promptly implement and diligently prosecute to completion said RAW in accordance with the schedules contained therein or as may otherwise be ordered or directed by DEP; and (iii) obtain a “no further action” letter (“NFA”) from DEP with respect to the activities set forth in the RAW and any further or additional activities as may be required by DEP for the issuance of the NFA. Tenant expressly understands, acknowledges and agrees that Tenant’s compliance with the provisions of this Section 25.3(b) shall survive the expiration or sooner termination of this Lease.

(c) If Tenant fails to fully comply with the requirements of ISRA or any other Environmental Law as of the Expiration Date or earlier termination of this Lease, then Landlord shall have the right, at its sole option, to treat Tenant as a holdover tenant pursuant to Article XXII hereof, until such time as Tenant so fully complies.

25.4 Without limiting anything contained herein, Tenant agrees, at its sole cost and expense, to promptly discharge and remove any lien or encumbrance against the Premises, the Building, or the Complex imposed due to Tenant’s failure to comply with any Environmental Law.

25.5 Tenant represents that its NAICS number as set forth in Article I does not subject the Premises to ISRA applicability. Any change by Tenant to an operation with an NAICS number which is subject to ISRA shall require Landlord’s prior written consent, request for which must be submitted to Landlord at least sixty (60) days in advance. Landlord may deny such consent in its sole judgment. The foregoing shall not be deemed to permit Tenant to change its Permitted Use, even to one which would not subject the Premises to ISRA applicability, unless and to the extent permitted by this Lease.

25.6 Landlord (i) represents that as of the date hereof, no orders, investigations or inquiries by any governmental, quasi-governmental, administrative or judicial body, agency, board, or commission are pending with respect to the Property; and (ii) warrants that on the date Landlord delivers possession of the Premises to Tenant (1) there will be no Hazardous Materials present in or on the Premises (except as Tenant may be permitted to store and use at the Premises in accordance with Section 25.1); and (2) the Premises will comply, in all material respects, with all applicable Environmental Laws.

ARTICLE XXVI

BROKERS

26.1 Landlord and Tenant each warrant to the other that it has not employed or dealt with any broker, agent or finder, other than the Broker, in connection with this Lease. Landlord acknowledges that it shall pay any commission or fee due to the Broker pursuant to a separate agreement. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or Tenant’s Agents or with whom Tenant or Tenant’s Agents have dealt, other than the Broker (whether directly or indirectly, in whole or in part), such indemnification obligation to survive the Expiration Date or earlier termination of this Lease. Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s Agents from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and reasonable attorneys’ fees) for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord or with whom Landlord has dealt, inclusive of the Broker (whether directly or indirectly, in whole or in part), such indemnification obligation to survive the Expiration Date or earlier termination of this Lease.

ARTICLE XXVII

NOTICES

27.1 Except as otherwise expressly provided in this Lease, all notices, requests, consents, approvals, demands or other communications required or permitted to be given under this Lease shall be in writing and shall be delivered in person by a reputable same day courier service which obtains a signed receipt therefor; or sent, prepaid, by a recognized overnight delivery service which obtains a signed receipt therefor; or sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at each of the Landlord Notice Addresses specified in Article I; and (b) if to Tenant, at the Tenant Notice Address specified in Article I. Notwithstanding the foregoing: (i) all payments due hereunder from Tenant to Landlord need not be sent in such manner, it being agreed that all payments may be sent by regular mail or hand delivery to the Landlord Payment Address, except to the extent Tenant is making such payments pursuant to an automatic monthly electronic transfer; and (ii) bills, invoices, and similar communications (collectively, “Bills”) need not be sent in such manner, it being agreed that Bills may be sent by regular mail, hand delivery or facsimile to Tenant’s Billing Address specified in Article I. In the event any Bills are returned to the sender, Landlord shall have the immediate right (until a valid Tenant Billing Address is furnished to Landlord in accordance with the provisions of this Section 27.1), to deliver all Bills to the Premises. All notices shall be deemed effective upon receipt or rejection thereof. Either party may change its address for the giving of notices by notice given in accordance with this Section 27.1.

27.2 If Landlord or any Mortgagee notifies Tenant that a copy of any notice to Landlord shall be sent to such Mortgagee at a specified address, then Tenant shall send (in the manner specified in this Article XXVII and at the same time such notice is sent to Landlord) a copy of each such notice to said Mortgagee, and no such notice shall be considered duly sent unless such copy is so sent to said Mortgagee.

ARTICLE XXVIII

RELOCATION

28.1 Intentionally deleted.

ARTICLE XXIX

SUCCESSORS AND ASSIGNS: LANDLORD’S LIABILITY

29.1 This Lease and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of Landlord and Tenant and their respective distributees, legal representatives, successors and their permitted assigns (in the case of any assignee of Tenant, subject to Article VII hereof), and no third party (other than Mortgagee or any managing agent of the Building or the Complex) shall be deemed a third party beneficiary of this Lease.

29.2 The term “Landlord” as used in this Lease, so far as the covenants and agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner (or lessee, as applicable) or Mortgagee(s) in possession at the time in question of the landlord’s interest in this Lease. Landlord may sell its fee ownership or leasehold interest in the Building and/or the Complex (as applicable), and/or transfer or assign its rights under this Lease. In the event of any sale of such interest or transfer of such rights, Landlord herein named (and in case of any subsequent transfer, the then assignor) shall be automatically freed and relieved from and after the date of such transfer of all liability as respects the performance of any of Landlord’s covenants and agreements thereafter accruing, and such transferee shall thereafter be automatically bound by all of such covenants and agreements, subject, however, to the terms of this Lease; it being intended that Landlord’s covenants and agreements shall be binding on Landlord, its successors and assigns only during and in respect of their successive periods of such ownership.

29.3 Landlord and its employees, officers, directors, partners, shareholders and agents shall have no personal liability or obligation by reason of any default by Landlord under any of Landlord’s covenants and agreements in this Lease. In case of such default, Tenant will look only to, and is strictly and expressly limited to, Landlord’s interest in the Building to recover any loss or damage resulting therefrom, and Tenant shall have no right and shall not assert any claim against or have recourse to Landlord’s or its employees’, officers’, directors’, partners’, shareholders’ or agents’ other property or assets to recover such loss or damage, such exculpation of liability to be absolute and without any exceptions whatsoever. The liability of Landlord to Tenant for any breach or default hereunder shall, except as otherwise expressly provided elsewhere in this Lease, be limited to Tenant’s actual damages. The foregoing limitation of liability shall be noted in any judgment secured against Landlord and in any judgment index.

ARTICLE XXX

GENERAL PROVISIONS

30.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises, the Building, the Complex or the Geographic Area, except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth. In furtherance of the foregoing, Tenant represents and warrants that Tenant has made its own investigation and examination of all relevant data and is relying solely on its own judgment in connection therewith and in executing this Lease. This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or amended only by an instrument signed by both parties, except in certain instances specifically provided in this Lease in which only the party against whom enforcement may be sought shall be required to sign such instrument. This Lease includes and incorporates all Exhibits attached hereto.

30.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant. Tenant shall not: (a) use the name of the Building or the Complex for any purpose other than as the address of the business to be conducted by Tenant in the Premises: (b) use the name of the Building or the Complex as Tenant’s business address after the earlier of the date Tenant vacates the Premises, or the date Tenant’s right to possession of the Premises is terminated; or (c) do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord, the Building or the Complex, or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building or the Complex, and Tenant.

30.3 Tenant agrees not to interpose, by consolidation of actions, removal to chancery or otherwise, any counterclaim or other claims for set-off, recoupment or deduction of rent in a summary proceeding or other action for non-payment of rent or based on termination, holdover or other default in which Landlord seeks to repossess the Premises from Tenant. Notwithstanding the foregoing, Tenant shall have the right to interpose mandatory, compulsory counterclaims or other claims which would be deemed waived if not interposed in the same action or proceeding.

30.4 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby.

30.5 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution. Headings are used for convenience only and shall not be considered when construing this Lease.

30.6 Tenant shall not have the right to any offset, abatement, defense, claim, counterclaim or deduction with regard to any amount allegedly owed to Tenant pursuant to any claim against Landlord in connection with any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord.

30.7 Intentionally omitted.

30.8 This Lease has been executed and delivered in the State of New Jersey and shall be construed in accordance with the laws of the State of New Jersey. Landlord and Tenant hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Lease shall only be brought in the Courts of the State of New Jersey, or the Federal District Court for the District of New Jersey. By execution and delivery of this Lease, Landlord and Tenant hereby irrevocably accept and submit generally and unconditionally for itself and with respect to its properties, to the jurisdiction of any such court in any such action or proceeding, and hereby waive in the case of any such action or proceeding brought in the courts of the State of New Jersey, or Federal District Court for the District of New Jersey, any defenses based on jurisdiction, venue or forum non coveniens. In furtherance of the foregoing, Tenant hereby agrees that its address for notices given by Landlord and service of process for in personam jurisdiction under this Lease shall be the Premises.

30.9 There shall be no presumption that this Lease be construed more strictly against the party who itself or through an agent prepared it, it being agreed that all parties hereto have participated in the preparation of this Lease, and that each party had the opportunity to consult with legal counsel before the execution of this Lease.

30.10 The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

30.11 Time is of the essence with respect to each of Tenant’s obligations hereunder.

30.12 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

30.13 Neither this Lease nor any memorandum thereof shall be recorded.

30.14 Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord.

30.15 Tenant’s liabilities and obligations under this Lease shall survive the expiration or earlier termination of the Term. Nothing in the foregoing sentence, however, shall be construed as a limitation of Tenant’s obligations under Section 19.2 above. If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

30.16 If Landlord or Tenant is in any way delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond such party’s reasonable control, whether similar or dissimilar to the foregoing events, then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay, interruption or prevention. The provisions of this Section 30.16 shall not excuse Tenant from the prompt payment of Rent and all other sums due from Tenant under this Lease, and Tenant’s delay or failure to perform resulting from lack of funds shall not be deemed delays beyond Tenant’s reasonable control.

30.17 Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

30.18 The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion, and such deleted portion shall be deemed not to have been inserted in this Lease.

30.19 (a) Tenant represents and warrants that the person(s) executing and delivering this Lease on Tenant’s behalf is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the State of New Jersey, is in good standing under the laws of the state of its organization and the laws of the State of New Jersey, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

(b) If Tenant is a partnership or a professional corporation (or is comprised of two (2) or more persons or entities, individually or as co-partners of a partnership or shareholders of a professional corporation) or if Tenant’s interest in this Lease shall be assigned to a partnership or a professional corporation (or to two (2) or more persons or entities, individually or as co-partners of a partnership or shareholders of a professional corporation) pursuant to Article VII or Article XX hereof (any such partnership, professional corporation and such persons and entities are referred to in this Section 30.19(b) as “Partnership Tenant”), the following provisions shall apply to such Partnership Tenant: (i) the liability of each of the parties comprising Partnership Tenant shall be joint and several; (ii) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (x) any written instrument which may hereafter be executed by Partnership Tenant or any of the parties comprising Partnership Tenant or any successor entity, changing, modifying, extending or discharging this Lease, in whole or in part; or surrendering all or any part of the Premises to Landlord, and (y) any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant; (iii) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties; (iv) if Partnership Tenant shall admit new partners or shareholders, as the case may be, all of such new partners or shareholders, as the case may be, shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed; and (v) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners or shareholders, as the case may be, and upon demand of Landlord, shall cause each such new partner or shareholder, as the case may be, to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner or shareholder, as the case may be, shall assume joint and several liability for the observance and performance of all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner or shareholder, as the case may be, to execute or deliver any such agreement to Landlord shall vitiate the provisions of clause “(iv)” of this Section 30.19(b)). If any partner or shareholder, as the case may be, withdraws from Partnership Tenant, then, in addition to all other rights and remedies Landlord may have in this Lease or otherwise, Landlord may, at Landlord’s sole option, automatically deem such partner or shareholder, as the case may be, as a joint tenant under this Lease.

30.20 Landlord covenants that so long as no Event of Default exists that remains uncured, Tenant shall during the Term peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord or any party claiming through or under Landlord.

30.21 Within fifteen (15) days after Landlord’s request from time to time, Tenant will furnish to Landlord the most recent financial statements of Tenant and Guarantor (if any), both of which shall be audited, if available (including any notes thereto) or, if no such audited statements have been prepared, such other financial statements (and notes thereto) prepared by an independent certified public accountant or, if unavailable, Tenant’s and any Guarantor’s internally prepared financial statements certified as true and complete by Tenant’s and any Guarantor’s chief financial officers, respectively. If either Tenant or Guarantor (if any) are publicly-traded corporations, Tenant’s or any Guarantor’s most recent respective annual and quarterly reports will satisfy the foregoing obligation. Landlord will not disclose any aspect of Tenant’s or any Guarantor’s financial statements that Tenant or Guarantor (if any) designates to Landlord as confidential, except to Landlord’s Mortgagee or prospective purchasers or Mortgagees of the Building, the Property or the Complex, in litigation between Landlord and Tenant, or if required by court order. Tenant and Guarantor (if any) shall not be required to deliver the financial statements required under this Section 30.21 more than once in any twelve (12) month period unless requested by Landlord’s Mortgagee or a prospective buyer or Mortgagee of the Building, Property or Complex, or if an Event of Default occurs.

30.22 Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, Additional Rent or any sums due hereunder, nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder, shall be deemed an accord and satisfaction. Landlord may accept same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any amount owed by Tenant, and in such order as designated by Landlord in its sole discretion.

30.23 No re-entry by Landlord, and no acceptance by Landlord of keys to and/or possession of the Premises, shall be considered an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid and binding unless in writing and executed by Landlord.

30.24 Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant’s covenants and obligations under this Lease shall be independent of Landlord’s covenants and obligations under this Lease, and that each such covenant and obligation is independent of any other covenant or obligation. Landlord’s breach, default or non-performance of any of Landlord’s covenants or obligations under this Lease shall not excuse Tenant of Tenant’s covenants and obligations under this Lease, and shall not be the basis for any defense of any kind or nature whatsoever to any suit by Landlord for Tenant’s breach, default or non-performance of any of Tenant’s covenants or obligations under this Lease (including, without limitation, Tenant’s failure to pay Base Rent, Additional Rent or other payments due under this Lease). It is the express agreement of Landlord and Tenant that, except as otherwise provided herein, all payments of Base Rent, Additional Rent or other payments due under this Lease are absolutely and unconditionally due at the time set forth herein, without any right of offset, abatement, defense, claim, counterclaim or deduction of any kind or nature whatsoever.

30.25 Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval hereunder (to the extent Landlord’s consent is expressly required hereunder not to be unreasonably withheld or unreasonably delayed, as the case may be). Tenant agrees that, anything contained in this Lease to the contrary notwithstanding, in the event Landlord refuses or fails to grant, or delays in the granting of, Landlord’s consent, Tenant’s sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event Tenant is successful in any such action or proceeding, the requested consent shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for Landlord’s refusal or failure to give, or Landlord’s delay in giving, such consent. The sole remedy for Landlord’s unreasonably withholding or unreasonably delaying of consent shall be as provided in this paragraph.

30.26 Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord, as Additional Rent, for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant shall be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. The provisions of this Section 30.26 shall be in addition to, and not in lieu of, the provisions of Section 7.1 and any other express administrative cost recovery provisions in this Lease. All references to the terms “expenditures”, “fees”, “expenses” and words of similar import shall be construed to mean reasonable third party expenditures, fees and expenses actually incurred.

30.27 Should either party hereto institute any action or proceeding in court to enforce any provision hereof, or for damages or for declaratory or other relief hereunder, the prevailing party shall be entitled to receive from the losing party, in addition to court costs, such amount as the court may adjudge to be reasonable as attorneys’ fees for services rendered to said prevailing party, and said amount may be made a part of the judgment against the losing party.

30.28 Tenant and Landlord acknowledge that the terms and conditions of this Lease are to remain confidential, and, except as may be required in connection with Tenant’s disclosure obligations as a publicly traded company, may not be disclosed by Tenant or Landlord to anyone (other than each party’s attorneys, accountants and agents), by any manner or means, directly or indirectly, without Landlord’s or Tenant’s prior written consent, (which consent may be withheld in each party’s sole discretion) except in any litigation or proceeding between the parties hereto, and except further that Tenant, Landlord and such attorneys, accountants and agents may disclose such information to any governmental agency pursuant to any subpoena or judicial process. The consent by Landlord or Tenant to any disclosures shall not be deemed to be a waiver on the part of Landlord or Tenant of any prohibition against any future disclosure.

30.29 There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leased Premises or any interest in such fee estate.

30.30 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS LEASE, AND EXCEPT AS PROVIDED IN ARTICLE XXII OF THIS LEASE, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS LEASE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

30.31 LANDLORD, TENANT, AND ALL GENERAL PARTNERS OF TENANT EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES, NOTWITHSTANDING THE PROVISIONS OF SECTION 27.1 ABOVE; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES.

30.32 Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)(“Order” ) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including, without limitation, the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraqi Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-201, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal request. Tenant shall indemnify and hold Landlord harmless and against from all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by Landlord and/or its affiliates that derive from a claim made by a third party against Landlord and/or its affiliates arising or alleged to arise from a misrepresentation made by Tenant hereunder or a breach of any covenant to be performed by Tenant hereunder.

ARTICLE XXXI

FURNITURE

31.1 Tenant shall have the right to use that certain office furniture left in Suite 100 (as defined in the License Agreement referenced below) and identified on Exhibit F attached hereto (the “Furniture”) at no additional cost or charge to Tenant. Tenant shall maintain the Furniture in the same condition as delivered to Tenant, reasonable wear and tear excepted. Upon the expiration of the Term, the Furniture shall be left by Tenant in the Premises.

ARTICLE XXXII

PARTIAL TERMINATION OF EXISTING LICENSE; TERMINATION OF SUBLEASE

32.1 Tenant is presently occupying the Premises pursuant to that certain License Agreement dated April 11, 2011, as amended by First Amendment to Irrevocable License Agreement dated May 11, 2011, Second Amendment to Irrevocable License Agreement dated April 25, 2012, Third Amendment to Irrevocable License Agreement dated July 17, 2012, Fourth Amendment to Irrevocable License Agreement dated December 15, 2012 and Fifth Amendment to Irrevocable License Agreement dated February 21, 2013 (collectively, the “License Agreement”), and Sublease Agreement dated April     , 2012 (the “Sublease”). Effective as of the Commencement Date, the (a) License Agreement shall be deemed to have been terminated as to all of the Licensed Premises except the 1420 Suite, and (b) the Sublease shall be deemed to have been terminated, and neither party shall have any further obligation under the License Agreement (except such obligations that relate to the 1420 Suite) or Sublease, except any indemnification obligations that expressly survive termination to the extent of such survival.

ARTICLE XXXIII

RELOCATION FEE

33.1 Upon full execution and delivery of this Lease by both parties and delivery to Tenant of approval of this Lease by the existing Mortgagee (the “Mortgagee Approval”), Tenant shall pay to Landlord the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Relocation Fee”). The Relocation Fee shall be paid to Landlord upon the later of (a) the Commencement Date or (b) receipt by Tenant of the Mortgagee Approval.

ARTICLE XXXIV

RIGHT OF FIRST OFFER

34.1 Provided Tenant is not in default beyond any applicable notice and grace period, Landlord agrees to provide Tenant with a right of first offer on contiguous space in the Building known as Suite 210 and Suite 230 (the “First Offer Space”). Landlord shall notify (the “Offer Notice”) Tenant of the availability of all or any part of the First Offer Space. The Offer Notice shall specify the minimum size and location of the First Offer Space Landlord is willing to make available (“Notice Space”) and the terms and conditions upon which Landlord is willing to offer such Notice Space, which terms shall be those Landlord is willing to accept from a third-party tenant based upon then-prevailing market conditions. Tenant shall have the right to lease all of the Notice Space by furnishing Landlord with written notice of its election to lease such Notice Space within fifteen (15) days after Tenant’s receipt of the Offer Notice. The failure by Tenant to furnish such notice to Landlord in a timely manner as provided above shall constitute a waiver by Tenant of all of Tenant’s rights under this Article to lease the Notice Space pursuant to the Offer Notice, provided however, if Landlord has still not leased the Notice Space by the date occurring six (6) months following Tenant’s previous declination or failure to respond, whichever date is earlier, on net economic terms not less than ninety-five percent (95%) of the net economic terms offered to Tenant in the Offer Notice, then Landlord shall again advise Tenant of the terms and conditions it would be willing to accept from Tenant with respect to the Notice Space. In the event Tenant delivers notice to Landlord of its election to lease the Notice Space, Landlord and Tenant shall enter into an amendment of this Lease providing for those terms and conditions as set forth in Landlord’s offer, provided however, Landlord agrees it shall, at Landlord’s cost and expense, integrate such Notice Space with the Premises by creating finished openings between the Notice Space and the Premises in locations reasonably acceptable to Tenant using building standard materials and finishes. Nothing contained herein shall be deemed to grant Tenant a right of first refusal for the leasing of First Offer Space or any other portion of the Building, it being the intention of the Landlord and Tenant that the right of notification granted under this Article is for the purpose of affording the Tenant the opportunity to offer to lease additional space at the time that such space becomes available and Landlord is prepared to lease it. Tenant’s obligation to pay Base Rent and Additional Rent shall commence upon the terms set forth in Landlord’s notice regarding the Notice Space. The lease term for all First Offer Space shall be coterminous with the initial Term for the Premises. Tenant’s rights hereunder are personal to Tenant.

ARTICLE XXXV

ROOF RIGHTS

35.1 Tenant may install, operate and maintain, for its sole use (or that of its subtenants), telecommunications transmission and receiving equipment (including, but not limited to, satellite dishes, antennas, towers, microwave dishes, temporary microwave links, and other trans-receiving equipment) and all necessary or related equipment (including, without limitation, LAN room mechanical equipment units), and supplemental HVAC equipment on the roof of and/or adjacent to the Building (collectively, the “Equipment”), subject to the following terms, conditions and limitations: (a) the Equipment shall be placed in such locations on the roof or Property as is reasonably designated by Landlord; (b) the specifications for the Equipment and the plans for the installation thereof shall be subject to Landlord’s prior written consent (not to be unreasonably withheld, delayed or conditioned, and shall be deemed granted if Landlord fails to disapprove within ten (10) days following Landlord’s receipt of Tenant’s written request); (c) the installation of the Equipment shall, in all events, comply with the provisions of Article IX hereof; (d) Tenant shall be solely responsible for all costs and expenses incurred for the operation, maintenance, repair, replacement and removal of the Equipment, including but not limited to any electricity used by the Equipment, which consumption shall be measured, at Landlord’s option, by the submeter measuring Tenant’s electric consumption within the Premises, or an additional submeter which shall be installed at Tenant’s expense in order to measure such electric consumption; (e) Tenant shall obtain and maintain in full force and effect any approval required by any regulatory body having authority over the installation or operation of the Equipment, and, upon receipt of a written request from Landlord, shall deliver evidence of same to Landlord; (f) Tenant’s installation or operation of the Equipment shall not void any then-

existing roof warranty; (g) subject to Section 13.3, Tenant shall indemnify, defend, and hold harmless Landlord and Landlord’s agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) suffered by or claimed against them, directly or indirectly, based on or arising out of, or in any way relating to, directly or indirectly, in whole or in part, the presence of the Equipment at the Building; (h) Tenant shall not be permitted to access the roof in order to service the Equipment, except on prior notice to, and in the presence of a representative of, Landlord (except in the case of an emergency, in which event Tenant shall be entitled to gain immediate access without prior notice to Landlord, but Tenant shall advise Landlord of such emergency and access as soon as reasonably practical; (i) the Equipment shall be screened from public view; and (j) upon the expiration or earlier termination of this Lease, Tenant shall, at Landlord’s option, remove the Equipment, repair all damage caused thereby, and restore the affected portions of the roof to the condition existing immediately prior to the installation thereof reasonable wear and tear and effects of casualty and condemnation excepted. Tenant shall not be obligated to pay to Landlord any rent, license or use fees with respect to Tenant’s occupancy of the space for the Equipment. Landlord agrees that, at no cost to Landlord, it shall cooperate with Tenant in Tenant’s pursuit of any approvals, licenses, or permits associated with the Equipment, which cooperation shall include executing any necessary owner’s consent.

(Remainder of page left intentionally blank - Signature page to follow)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:

BEDMINSTER 2 FUNDING, LLC,

By: Advance Realty Development, LLC, it’s sole member

By:	/s/ Kurt R. Padavano
Name:	Kurt R. Padavano
Title:	Authorized Representative

TENANT:

AMARIN PHARMA INC.

By:	/s/ John F. Thero
Name:	John F. Thero
Title:	President

EXHIBIT A

PREMISES

EXHIBIT B

INTENTIONALLY DELETED

EXHIBIT C

BUILDING RULES AND REGULATIONS

The following rules and regulation shall apply to the demised premises, the building, the complex, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other common areas to which Tenant has access shall not be obstructed by Tenant or Tenant’s agents, or used for purposes other than ingress to and egress from the demised premises and for going from one part of the building to another.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. All costs incurred to repair any damage to plumbing, fixtures or appliances from misuse by Tenant or Tenant’s agents shall be paid by Tenant.

3. Without the prior written consent of Landlord, no signs, advertisements or notices shall be inscribed, painted, affixed or displayed in, on, upon or behind any windows or doors (except as may be mandated by the applicable legal requirement), or to any other portion of the demised premises, the building or the complex. No company name, logo, sign, advertisement or notice shall be inscribed, painted or affixed outside the demised premises or on any doors without the prior written consent of Landlord. If such consent is given by Landlord, any such sign, advertisement or notice shall be inscribed, painted or affixed by Landlord at Tenant’s cost.

4. Landlord shall provide all door locks to the demised premises at Tenant’s cost, and Tenant shall not install any additional door locks in the demised premises without Landlord’s prior written consent, which shall not be unreasonably withheld. Landlord shall initially provide to Tenant, without charge, two (2) keys each to the demised premises and the building, and upon Tenant’s request, Landlord shall provide to Tenant, also without charge, two (2) additional sets of keys. Landlord shall provide any additional keys requested by Tenant, at Tenant’s cost. Upon the expiration date or sooner termination of the Lease, Tenant shall return all keys to Landlord, and shall reimburse Landlord for the cost to replace any keys which are lost or otherwise not returned to Landlord. Tenant may, subject to obtaining Landlord’s prior consent, install a security system in the demised premises which uses master codes or cards instead of keys, provided that Tenant provides Landlord with the master code or card for such system.

5. Tenant shall not move furniture or office equipment in or out of the building, or dispatch or receive any bulky material, merchandise or materials which require movement through the lobby or use of elevators or stairways (collectively, “moving” or “moved”) without Landlord’s consent. All such moving shall be conducted under Landlord’s supervision, at such times and in such a manner as Landlord may reasonably require. Tenant assumes all risks of, and shall be liable for, all damage to articles moved and injury to persons or public as a result of any such moving, and any damage to the building and/or the complex caused by such moving shall be repaired by Landlord, at Tenant’s cost. Landlord reserves the right to reasonably inspect all freight to be brought into the building, and to exclude from the building any freight which violates these Rules and Regulations or the Lease. Landlord shall provide without charge to Tenant freight elevator service (y) for Tenant’s deliveries of furniture and initial move into the demised premises and (z) Tenant’s move out of the demised premises including, in both events without limitation, the delivery of furniture and equipment.

6. Landlord may (i) prescribe size and weight limitations, (ii) designate specific locations within the demised premises for safes and other heavy equipment or items, and (iii) require the use of supporting devices, so as to distribute weight in a manner reasonably acceptable to Landlord.

7. Any damage to the building resulting from the installation or removal of any property belonging to Tenant or Tenant’s agents shall be repaired by Tenant or, at Landlord’s option, such repairs shall be performed by Landlord, in which case Tenant shall reimburse Landlord for all costs and expenses incurred in connection therewith.

8. When not in use, all doors leading from the demised premises to the corridors shall be kept closed. Nothing shall be swept or thrown into the corridors, elevator shafts, stairways or any other portion of the common areas.

9. No portion of the demised premises shall be used or occupied at any time as sleeping or lodging quarters.

10. Tenant and Tenant’s agents shall cooperate with Landlord’s employees in keeping the demised premises neat and clean. Except as provided to the contrary in the Lease, the design, arrangement, style, color, character, quality and general appearance of the portion of the demised premises visible from public, common and exterior areas, and contents of such portion of the demised premises, including furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and replacements thereto shall at all times have a neat professional, attractive, first class office appearance. Tenant shall not enter into any contract with any supplier of towels, water toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, or other similar services without the prior written consent of Landlord.

11. Tenant shall not employ any person or persons for the purpose of cleaning the demised premises without the prior written consent of Landlord. Tenant shall notify Landlord within eight (8) hours of any spill or stain on any carpeting within the demised premises, so that Landlord may advise the janitorial service to promptly remove such stain. If Landlord is not notified, but observes the stain, then Landlord may enter the demised premises and have the stain removed. The cost of removing any such stains shall be the responsibility of Tenant, regardless of whether or not Tenant advised Landlord of the existence thereof.

12. To ensure orderly operation of the building, no ice, towels, etc. shall be delivered to the demised premises except by parties approved in advance by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, water and newspapers may be delivered to the demised premises without Landlord’s consent.

13. Tenant shall not make or permit any vibration or improper, unusual, objectionable or unpleasant noises or odors in the building or otherwise interfere in any way with other tenants or persons having business therein.

14. No machinery, other than normal office equipment, shall be operated in the demised premises or in the common areas without Landlord’s prior written consent.

15. Landlord shall not be responsible to Tenant or any other party for any loss of or damage to property, whether within the demised premises or the common areas, however occurring.

16. No vending or dispensing machines of any kind may be maintained in the demised premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

17. Tenant shall not conduct any activity on or about the demised premises, the building or the complex which, in Landlord’s good faith judgment, would tend to draw pickets, demonstrators, or the like, or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the building.

18. No tenant shall in any way deface any part of the demised premises or the building. No tenant shall lay linoleum, or other similar floor covering, so that the same shall come into direct contact with the floor of the demised premises, and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

19. All vehicles belonging to Tenant and Tenant’s agents which are parked in the parking area shall be: (i) licensed; (ii) in good operating condition; (iii) parked within designated parking spaces, one vehicle to each space; and (iv) parked in such space only during such time as the operator of such vehicle is in the demised premises for the purpose of conducting business with or for Tenant. No vehicle may be parked as a “billboard” vehicle in the parking area. If any vehicle belonging to Tenant or Tenant’s agents is parked improperly, then Landlord shall have the right to: (y) tow such vehicle from the parking area at Tenant’s expense; or (z) place a “boot” on the vehicle to immobilize it, and charge Landlord’s then-standard rate to remove the “boot”. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) arising, whether directly or indirectly, in whole or in part from the towing or booting of any vehicles belonging to Tenant or Tenant’s agents.

20. Landlord reserves the right to control access to and use of, and monitor and supervise any work in or affecting, the “wire” or telephone, electrical, plumbing or other utility closets, the systems and equipment, and any changes, connections, new installations, and wiring work relating thereto (or Landlord may engage or designate an independent contractor to provide such services). Tenant shall obtain Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed for any such access, use and work in each instance, and shall comply with such requirements as Landlord may reasonably impose, and the other provisions respecting electric installations and connections, respecting telephone lines and connections, and respecting work in general. Except with Landlord’s consent as aforesaid, Tenant shall have no right to use any broom closets, storage closets, janitorial closets, or other such closets, rooms and areas whatsoever. Tenant shall not install in or for the demised premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior written approval.

21. Tenant shall not use the demised premises for any use which is disreputable, creates fire hazards, or results in an increased rate of insurance on the building, the complex, or any of its contents.

22. All garbage, refuse, trash and other waste shall be kept by Tenant in the kind of container, placed in the areas, and prepared for collection in the manner and at the times and places specified by Landlord, subject to respecting hazardous materials.

23. In order to ensure security of the building and the complex, Landlord reserves the right to: (i) reasonably limit or regulate access to the building during nights and weekends; (ii) exclude from the building, at any time other than normal business hours (i.e., 9:00 A.M. and 5:00 P.M.), all persons who do not present an employee identification card or a pass to the building signed by an authorized signatory of Tenant. Tenant shall be responsible for all persons to whom it issues such an identification card or pass. If Landlord provides overtime HVAC service, same shall only be provided to the perimeter units located within the demised premises, and not to any central system serving the building.

24. The building is a smoke-free environment, and smoking is not permitted anywhere in the building, including the common areas and the demised premises. Any persons wishing to smoke shall extinguish their cigarettes in the receptacles to be provided outside of the rear entrance to the building, and are prohibited from discarding cigarette butts on the ground or outside of any building entrance.

25. Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate with Landlord in Landlord’s efforts to cause the building to operate in and to assure the most effective and energy-efficient manner and shall not allow the adjustment (except by Landlord’s authorized building personnel) of any controls. Tenant shall not obstruct, alter or impair the efficient operation of the building systems and equipment, and shall not place any item so as to interfere materially with air flow. Tenant shall keep corridor doors closed.

26. Tenants requiring service shall call Landlord at 908-719-3000, between the hours of 8:30 a.m. to 5:00 p.m., Monday – Friday. In the event of an emergency, whether plumbing, water leaks, power outage, fire, theft, etc., Tenant shall contact Landlord’s maintenance department immediately at the above telephone number.

27. No services shall be provided to the demised premises unless Tenant makes an application therefor at the office of the building manager. Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties unless under special instructions from Landlord.

28. Tenant shall not conduct, or permit any other person to: (i) conduct any auction within the demised premises; (ii) manufacture or store goods, wares or merchandise upon the demised premises, except for the storage of usual supplies and inventory to be used by Tenant in the conduct of its business within the demised premises; (iii) use the demised premises for gambling; (iv) make or permit objectionable noise, vibration or music to emanate from the demised premises; (v) adversely affect the indoor air quality of the demised premises or building; (vi) produce unusual odors within the demised premises; (vii) occupy any portion of the demised premises as an office of a public stenographer, or as a barber or manicure shop; (viii) possess, store, manufacture or sell any intoxicating beverages or tobacco within the demised premises; (ix) bring any no dangerous, inflammable, combustible or explosive object or material into the building; (x) use strobe or flashing lights in or on the demised premises; (xi) use any source of power other than electricity; (xii) operate any electrical or other device from which may emanate electrical, electromagnetic, x-ray, magnetic resonance, energy, microwave, radiation or other waves or fields so to unreasonably interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the building, or impair or interfere with computers, faxes or telecommunication lines or equipment at the building or elsewhere, or create a health hazard; (xiii) bring or permit any bicycle or other vehicle (except a wheelchair or cart for a handicapped person), or dog (except in the company of a blind person or except where specifically permitted) or other animal or bird in the building; or (xiv) do or permit any Tenant’s agents or visitors to do upon the demised premises or building anything in any way tending to unreasonably disturb, bother, annoy or interfere with Landlord or any other tenant at the building, or otherwise disrupt orderly and quiet use and occupancy of the building.

29. Landlord reserves the right to exclude or expel from the building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules.

30. Except as expressly provided to the contrary in the Lease, and subject to all of the terms thereof, Tenant shall not at any time cook or sell food in any form by or to any of Tenant’s agents or employees or any other parties on the demised premises, nor permit any of the same to occur (other than in microwave ovens and coffee makers properly maintained in good and safe working order and repair in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any applicable legal requirements or bother or annoy any other tenant).

31. No awnings or other projections shall be attached to the outside walls of the building. No curtains, blinds, shades or screens shall be attached or hung in, or used in connection with, any window or door of the demised premises without the prior written consent of Landlord as to quality, type, design and color, and method of attachment.

32. Canvassing, solicitation and peddling in the building and the complex are prohibited, and Tenant shall cooperate to prevent the same.

33. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the building only at times and in the manner designated by Landlord, and always at the Tenant’s sole responsibility and risk. Landlord may inspect items brought into the building or demised premises with respect to weight or dangerous nature or compliance with all applicable legal requirements. Landlord may (but shall have no obligation to) require that all furniture, equipment, cartons and other articles removed from the demised premises or the building be listed and a removal permit therefor first be obtained from Landlord. Tenant shall not take nor permit Tenant’s agents or visitors to take in or out of other entrances or elevators of the building any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Landlord may impose reasonable charges and requirements for the use of freight elevators and loading areas, and reserves the right to alter schedules without notice. Any handcarts used at the building shall have rubber wheels and sideguards, and no other material handling equipment may be brought upon the building without Landlord’s prior written approval.

34. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the building or its desirability as an office building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

35. Tenant shall cooperate with Landlord in connection with, and shall participate in (including all of Tenant’s employees and invitees who are in the demised premises at the time of any fire drill), fire drills for the building that are organized by or on behalf of Landlord from time to time (not more frequently than once per calendar quarter). Landlord shall give Tenant reasonable advance notice of each fire drill.

36. At Landlord’s option, tenants shall purchase from Landlord or its designee all lighting tubes, lamps, bulbs and ballasts used at the demised premises and tenants shall pay Landlord’s actual costs without markup.

37. Tenant shall be responsible for ensuring compliance by Tenant’s agents and visitors with these Rules, as they may be amended from time to time upon reasonable prior notice to Tenant. Tenant shall cooperate with any reasonable program or requests by Landlord to monitor and enforce the Rules and Regulations and taking appropriate action against such of the foregoing parties who violate these provisions.

38. Any sums payable by Tenant hereunder shall be considered additional rent, and shall be paid within ten (10) days after an invoice therefor is given to Tenant.

39. Unless otherwise defined in these Rules and Regulations, capitalized terms shall have the meaning ascribed to them in the Lease. In the event of any conflict between these Rules and Regulations and the terms and provisions of the Lease, the latter shall control the resolution of such conflict.

41. Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the building. No rescission, alteration or waiver of any rule or regulation in favor of one tenant shall operate as a rescission, alteration or waiver in favor of any other tenant.

EXHIBIT D

COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT, made as of the      day of                     , 2013, by and between BEDMINSTER 2 FUNDING, LLC, a New Jersey limited liability company (“Landlord”), and AMARIN PHARMA INC., a                      (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is the owner of a certain building located at 1430 Route 206, Bedminster, New Jersey (the “Building”); and

WHEREAS, by that certain lease dated                     , 2013 (the “Lease”), Landlord leased a portion of the Building (the “Premises”) to Tenant; and

WHEREAS, Tenant is in possession of the Premises and the Term of the Lease has commenced; and

WHEREAS, under Section 3.2 of the Lease, Landlord and Tenant agreed to enter into an agreement setting forth certain information with respect to the Premises and the Lease;

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. The Commencement Date occurred on                     , 2013.

2. The Term of the Lease shall expire on                     , 2018, unless Tenant exercises its option to extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Commencement Date Agreement to be executed the date and year first above written.

LANDLORD:

BEDMINSTER 2 FUNDING, LLC, a New Jersey limited liability company

By:	Advance at Bedminster, LLC a New Jersey limited liability company, its managing member

By:
Name:	Kurt R. Padavano
Title:	Authorized Representative

TENANT:

AMARIN PHARMA INC.

By:
Name:
Title:

EXHIBIT E

JANITORIAL SPECIFICATIONS

Daily

General, Private Offices and Lobby Areas

1. Empty wastebaskets and other refuse such as cardboard boxes, which will be flattened and transported by the janitorial company to the outside trash enclosure. NOTE: All refuse not in standard wastebaskets must be designated as trash by the Tenant.

2. Clean and sanitize all drinking fountains.

3. Spot clean desktops.

4. Clean all counter tops.

5. Spot clean tenants’ interior glass partitions and doors.

6. Sweep and vacuum all stairways.

7. Remove fingerprints from doors, frames, light switches, kick and push plates and handles.

8. All lobby glass doors are to be cleaned nightly.

9. Sweep exterior of building entrances looking for cigarette butts and papers and service entrance urns if applicable.

10. Clean all baseboard ledges, moldings, directory, depositories and window frames.

11. Clean all lobby directory glass.

12. Clean and polish all anodized metal finishes in all lobbies.

13. Clean all entry thresholds.

14. Dust all mullions, sills and other surfaces up to 84" high.

15. Vacuum all carpeted areas.

Washrooms

1. Clean, sanitize and polish all vitreous fixtures including toilet bowls, urinals and hand basins.

2. Clean and sanitize all flush rings, drains and over flow outlets.

3. Clean and polish all chrome fittings.

4. Clean and sanitize both sides of toilet seats.

5. Clean and polish all glass mirrors.

6. Empty all containers and insert replacement liners.

7. Wash and sanitize the exterior of all disposal containers.

8. In women’s room empty and sanitize interior of sanitary containers.

9. Spot clean metal partitions.

10. Remove spots, stains, and splashes from wall areas adjacent to hand basins.

11. Refill all dispensers to normal limits, this would include the following items; paper towels, toilet tissue, soap dispensers, sanitary napkins, and any other supplies requested by landlord. Note: All supplies will be furnished by janitorial company.

12. Remove fingerprints from doors, doorframes, light switches, door handles, kick and push plates.

13. Check for proper operation of all soap and sanitary napkin dispensers.

Elevators

1. Within each elevator cab, vacuum and spot clean carpet stains.

2. Dust, clean and polish all stainless steel handrails, brushed brass doors and door frames and wipe clean elevator walls.

3. Thoroughly vacuum door tracks.

4. Wipe clean all items on the control panel.

Stairs and Stairwells

1. Wipe clean handrails in stairwells.

2. Damp mop, sweep or vacuum all steps and landings.

3. Wipe clean and dust stairway stringers and undersides if applicable.

Vending and Kitchen Areas

1. Empty, sanitize and provide new liners for all trash receptacles.

2. Wash and sanitize the exterior of all trash receptacles.

3. Wash and sanitize all table and counter tops.

4. Wash and sanitize interior and exterior of microwave oven.

5. Spot clean all cafeteria chairs.

6. Spot clean all wall surfaces.

7. Arrange all tables and chairs in neat order.

Daily

Floors: Resilient and Hard

1. Burnish all common area (atrium) granite floors.

2. Dust, mop or sweep all floors.

3. When damp mopping; use only cool fresh water.

4. Remove all spills, smears etc. that did not come off in sweeping and mopping.

Floors: Carpet

1. Vacuum all rugs and carpets including all open areas (not under desks). Remove all gum, staples, paper clip and tar from rug and carpet surfaces.

2. Spot clean all stains with a manufacturer’s specified product.

3. Clean all atrium weather mats with a vacuum and damp wipe vinyl edges to remove all dust when mats are in use.

General Requirements and Information

1. Complete “Security Log” and “Janitorial Company Log” in accordance with Landlords Building Closing Procedure.

2. Tenant hallway doors are to remain locked during cleaning. Exterior building doors are not to be held open when removing trash from the building. Your card access must stay with you at all times.

3. Notify the designated Landlord contact of any emergency or security situation, no matter how insignificant it may be.

4. Turn off all lights per landlord’s instruction.

5. The exterior trash enclosure is to be left closed and in a clean and orderly state.

6. All on-site janitorial personnel will wear uniforms deemed appropriate by Landlord, which are supplied by the janitorial company.

7. All supply rooms and janitor closets must be cleaned and organized at the end of each night.

Weekly

General, Private Offices and Lobby Areas

1. Dust all furniture including desks, chairs and tables.

2. Dust all exposed filing cabinets, bookcases and shelves.

3. Low dust all horizontal surfaces to hand height (70”) including shelves, moldings and ledges.

4. High dust all horizontal surfaces including shelves, moldings and ledges.

5. Clean all common area HVAC diffusers.

6. Clean public telephone, both mount and phone set.

Washrooms

1. Dust metal partitions.

2. Low/high dust horizontal surfaces including sills, moldings, ledges, shelves frames, exposed ducts and heating outlets.

3. Dust all furniture including tables, chairs and benches.

4. Clean and disinfect floor drains and polish chrome.

5. Scrub all floor areas with germicidal solution.

Vending and Kitchen Areas

1. Low/high dust horizontal surfaces including sills, moldings, ledges, shelves, frames, exposed ducts, heating outlets and vending machines.

Floors: Resilient and Hard

1. Auto scrub main lobby per industry standards and manufacturers recommended procedures.

Floors: Carpet

1. Vacuum entire carpeted areas including all non-open areas not addressed in daily routine, such as under desks.

2. Spot clean as required carpet at entrances to heavy foot traffic areas.

Monthly

General, Private Offices and Lobby Areas

1. Clean and polish bright metal surfaces to hand height.

2. Remove dust and cobwebs from ceiling tiles.

3. Vacuum HVAC diffusers in ceilings.

4. Hand dust all wood paneled surfaces.

5. Wash all vinyl and metal kick plates on doors.

6. Wet mop all stairwells, including the landings, and wipe down all handrails.

Washrooms

1. Wash and sanitize all metal partitions.

2. Flush toilet bowls and urinals with “Bowlclene” or similar product.

3. Damp wipe restroom and shower tile walls to sanitize.

4. Vacuum HVAC diffusers in ceilings and walls (exhaust ducts).

5. High dust lights, walls and ceiling grills.

Floors: Resilient and Hard

1. Maintain all flooring per industry standards and manufactures recommended procedures.

Quarterly

A schedule specifying the approximate dates for the following quarterly tasks is to be provided by the janitorial company. The purpose of this schedule is to provide a specific time frame for these tasks to be performed and completed so that adherence to the contract specifications is assured. The owner’s representative on site will approve this schedule.

General, Private Offices and Lobby Areas

1. Clean and sanitize all telephones.

2. Clean the entire glass surface of all door and partition lights.

3. Dust all window blinds.

4. Dry clean areas adjacent to HVAC diffusers.

5. Clean and polish entire surface of all cleared desktops.

6. Perform all wood surface maintenance.

7. Clean interior of all “high hat” lighting fixtures.

8. High dust all horizontal and vertical surfaces not reached in daily, weekly or monthly cleanings.

9. Dust all picture frames, charts and similar hanging items not dusted in daily, weekly or monthly cleanings.

Washrooms

1. Dry clean areas adjacent to HVAC diffusers.

Vending and Kitchen Areas

1. Vacuum clean the entire seat area of cafeteria chairs.

2. Remove anything attached to the underside of the cafeteria tables.

3. Damp mop under all vending machines.

Semi-Annually

A schedule specifying the approximate dates for the following semi-annual tasks is to be provided by the janitorial company. The purpose of this schedule is to provide a specific time frame for these tasks to be performed and completed so that adherence to the contract specifications is assured. The owner’s representative on site will approve this schedule.

General, Private Offices and Lobby Areas

1. Wash all wastebaskets.

Washrooms

1. Wash light fixtures in all washrooms and shower areas.

Carpet Maintenance Program

Daily

1. Spot clean all affected areas, this includes tenant areas.

Monthly

Shampoo areas of common area carpet only as required based on traffic and spills. Note: Shampoo process to be the “double process”.

If tenant requires monthly carpet cleaning within their leased office space, the janitorial company will provide an additional price for this service.

Quarterly

1. Pile lift carpet as required in common areas only.

Annually

It is the intent of this program to maximize the carpet appearance through regular and on going care. Entire office area carpet cleaning should be done as required and at the approval of the Landlord.

EXHIBIT F

FURNITURE

EXHIBIT G

RENEWAL RIDER

(a) Subject to the provisions of this Renewal Rider, Tenant shall have the right to renew this Lease for one (1) consecutive term of five (5) years (the “Renewal Term”), by delivering written notice of the exercise thereof to Landlord (“Tenant’s Renewal Notice”) not later than twelve (12) months before the expiration of the Term, TIME BEING OF THE ESSENCE, provided : (i) Tenant is the initial named Tenant hereunder; (ii) no default exists either at the time of such exercise or at the commencement of the Renewal Term; and (iii) Tenant is occupying all or substantially all of the Premises at the time of such exercise and upon the commencement of the Renewal Term. Rent payable during the Renewal Term shall be the prevailing rental rate as determined below (the “Prevailing Rental Rate”) which is in effect upon the commencement of the Renewal Term. The Base Year during the Renewal Term shall be the calendar year immediately preceding the calendar year in which the Renewal Term commences. Tenant shall lease the Premises during the Renewal Term in its then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

(b) Any determination of the Prevailing Rental Rate, which shall be determined in accordance with the criteria set forth in this Paragraph (b), shall take into account all relevant market conditions then existing in connection with the leasing of comparable space (including quality, size, age, fit-out, utility and location) to renewing tenants in buildings in the Geographic Area which are similar to the Building. Such factors shall include, but not be limited to, the creditworthiness of Tenant; any construction allowances or any rental concessions customarily given to tenants of similar creditworthiness as Tenant; brokerage commissions; and the updated base year for purposes of determining Tenant’s Proportionate Share of the Operating Charges Escalation, Real Estate Charges Escalation and Utilities Charges Escalation. Except for the sole purpose of determining the Prevailing Rental Rate, the appraisers shall not have the power to add to, modify or change any of the provisions of this Lease. The procedure for establishing the Prevailing Rental Rate shall be as follows:

(i) Not later than 120 days prior to the commencement of the Renewal Term, Landlord shall notify Tenant of Landlord’s determination of the Prevailing Rental Rate (“Landlord’s Determination”).

(ii) Within thirty (30) days after delivery of the notice setting forth Landlord’s Determination, Tenant shall notify Landlord (“Tenant’s Notice”) whether Tenant (A) accepts Landlord’s Determination or (B) disputes Landlord’s Determination. If Tenant’s Notice accepts Landlord’s Determination then Landlord’s Determination shall, for all purposes, constitute the Prevailing Rental Rate. If Tenant refuses or fails in a timely manner to give Tenant’s Notice, then Tenant will be deemed to have accepted Landlord’s Determination. If Tenant’s Notice disputes Landlord’s Determination, Tenant’s Notice shall include Tenant’s determination of the Prevailing Rental Rate (“Tenant’s Determination”) as determined by an independent real estate appraiser selected by Tenant.

(iii) If Tenant’s Notice disputes Landlord’s Determination as aforesaid, then within thirty (30) days after delivery of Tenant’s Notice, Landlord shall notify Tenant (“Landlord’s Notice”) whether Landlord accepts or disputes Tenant’s Determination. If Landlord’s Notice disputes Tenant’s Determination, Landlord’s Notice shall include a second determination of the Prevailing Rental Rate (“Landlord’s Second Determination”), as determined by an independent real estate appraiser selected by Landlord. If Landlord’s Second Determination exceeds Tenant’s Determination by three (3%) percent or less, the Base Rent shall be the average of Landlord’s Second Determination and Tenant’s Determination. If Landlord’s Second Determination exceeds Tenant’s Determination by more than three (3%) percent, Landlord or Tenant shall apply to the office of the American Arbitration Association (or any successor organization) closest to the Building to designate a third independent real estate appraiser (the “Third Appraiser”) in accordance with the then-prevailing rules, regulations and/or procedures of the American Arbitration Association, and if the American Arbitration Association (or any successor organization) is unable or unwilling to designate the Third Appraiser, then either party may commence a legal proceeding to have the Third Appraiser appointed. Any appraiser appointed pursuant to this subparagraph (iii) shall be an independent real estate appraiser with at least ten (10) years’ experience in leasing and valuation of properties in the Geographic Area which are similar in character to the Building, who has worked for neither Landlord nor Tenant within the preceding five (5) years.

(iv) The Third Appraiser shall conduct such hearings and investigations as (s)he may deem appropriate and shall, within thirty (30) days after the date of his or her designation as the Third Appraiser, choose either Landlord’s Second Determination or Tenant’s Determination, and such choice shall be conclusive and binding upon Landlord and Tenant.

(v) Each party shall pay its own counsel fees and expenses in connection with any arbitration hereunder, including the expenses and fees of any appraiser selected by it in accordance with the terms hereof, and Landlord and Tenant shall share equally the costs and expenses of the Third Appraiser.

(c) If the final determination of the Prevailing Rental Rate is not made on or before the first day of the Renewal Term, then pending such final determination Tenant shall pay, as the Base Rent for the Renewal Term, an amount equal to Landlord’s Determination (or, if Landlord shall have given Landlord’s Second Determination, Landlord’s Second Determination). If the payments made by Tenant prior to establishing the Prevailing Rental Rate were greater than the actual Base Rent payable for the Renewal Term, then provided Tenant is not in default under any provision of this Lease, Landlord shall, at Landlord’s option, either credit the overpayment toward Tenant’s next monthly payment(s) of Base Rent due hereunder, or refund such overpayment to Tenant.

(d) Landlord and Tenant shall promptly execute an amendment to this Lease evidencing any extension of the Term pursuant to this Renewal Rider, but no such amendment shall be necessary in order to make the provisions of this Renewal Rider effective.

(e) Tenant’s right to renew this Lease shall automatically terminate if: (i) this Lease or Tenant’s right to possession of the Premises is terminated; or (ii) Tenant assigns its interest in this Lease or sublets any portion of the Premises to any party other than pursuant to Section 7.9 of the Lease.

(f) Tenant shall have no further right to extend the Term following the expiration of the Renewal Term, unless expressly granted by Landlord in writing, which right may be granted or withheld in Landlord’s sole discretion.

(g) Except as set forth in this Renewal Rider, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in effect during any Renewal Term.